UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Four Corners Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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591 Redwood Highway, Suite 3215
Mill Valley, California 94941
(415) 965-8030
April 17, 2025
Dear Four Corners Property Trust, Inc. Stockholder:
You are cordially invited to the Four Corners Property Trust, Inc. 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Thursday, June 5, 2025 at 9:30 a.m., Pacific Time. We assure you that you will have the same rights and protections at our virtual meeting as you have previously had during our in-person meetings in prior years. You may attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/FCPT2025 and entering your unique control number provided in the Notice of Internet Availability of Proxy Materials described below or the proxy card.
At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, (iii) approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement, and (iv) transact such other business as may properly come before the meeting or any postponements or adjournments thereof. The accompanying Notice of 2025 Annual Meeting of Stockholders describes these matters.
We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. We have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders, providing instructions on how to access our proxy materials, including this proxy statement and our 2024 Annual Report to Stockholders, on the Internet. Please read the enclosed information carefully before submitting your proxy.
Please join us at the Annual Meeting via live webcast. Whether or not you plan to attend, it is important that you authorize your proxy promptly. If you do attend the Annual Meeting, you may revoke your proxy by electronically voting during the Annual Meeting.

Sincerely,

William H. Lenehan
President, Chief Executive Officer and Director

591 Redwood Highway, Suite 3215
Mill Valley, California 94941
(415) 965-8030
NOTICE OF 2025 Annual Meeting of Stockholders
To the Stockholders of Four Corners Property Trust, Inc.:
NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Four Corners Property Trust, Inc., a Maryland corporation, will be held via live webcast at www.virtualshareholdermeeting.com/FCPT2025 on Thursday, June 5, 2025, at 9:30 a.m., Pacific Time, for the following purposes:
1.
To consider and vote upon the election of seven directors to the Board of Directors named in this proxy statement to serve until the 2026 Annual Meeting of Stockholders and until their successors have been duly elected and qualify;

2.	To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement; and
4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.
We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business Friday, April 4th, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2025. Our Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.
Regardless of the number of shares of common stock you hold, as a stockholder your vote is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. BRAT
Chief Operations Officer, General Counsel and Secretary

Dated: April 17, 2025
Mill Valley, California

i

ii

591 Redwood Highway, Suite 3215
Mill Valley, California 94941
(415) 965-8030
PROXY STATEMENT
GENERAL INFORMATION REGARDING SOLICITATION AND VOTING
General
This proxy statement will first be made available to stockholders on or about April 17, 2025. This proxy statement is furnished by the Board of Directors (the “Board”) in connection with its solicitation of proxies for Four Corners Property Trust, Inc.’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 5, 2025, at 9:30 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/FCPT2025, and any postponements or adjournments thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “our,” “us” and the “Company” refer to Four Corners Property Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries.
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. The Notice is being mailed to stockholders on or about April 17, 2025. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 Annual Meeting of Stockholders TO BE HELD ON JUNE 5, 2025. Our Proxy Statement and 2024 Annual Report to Stockholders are available at www.proxyvote.com.
Certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and, upon request, will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.
Four Corners Property Trust, Inc.
We were formed as a Maryland corporation on July 2, 2015, and on November 9, 2015, Darden Restaurants, Inc. (“Darden”) completed a separation and spin-off transaction pursuant to which Darden contributed to us select real estate and restaurant assets in exchange for our shares of common stock, which Darden subsequently distributed to its stockholders on a pro rata basis (the “Spin-Off”). Our objective is to grow and diversify our portfolio through the acquisition of well-located restaurant properties with leading restaurant operators and franchisees.

Questions and Answers Regarding the Annual Meeting
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to:
•
consider and vote upon the election of seven directors to the Board named in this proxy statement to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualify (“Proposal One”);

•	consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal Two”); and
•	consider and vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (“Proposal Three”).
The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the proxy holders named on the proxy card or their substitutes, to vote on any other business that may properly come before the Annual Meeting. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Who is entitled to vote at the Annual Meeting?
The close of business on Friday, April 4, 2025, has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 99,972,006 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated in the election of directors.
How do I vote?
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy in the following ways:
•	Via the Internet by following the instructions provided in the Notice;
•	If you request printed copies of the proxy materials by mail, by filling out the proxy card included with the materials; or
•	By calling the toll-free number found on the proxy card or the Notice.
Proxies properly authorized via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is authorized but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and “FOR” the approval of the compensation of our named executive officers.
If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
If your shares of common stock are held through a broker, bank or other nominee, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds shares of our common stock for a beneficial owner does not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules, including this year’s ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Pursuant to the rules of the NYSE, the election of directors and the non-binding advisory vote on executive compensation are not “routine” matters as to which brokers, banks or other nominees may vote in their discretion on behalf of clients who have not furnished voting instructions. When a broker, bank or other nominee does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner, it is referred to as a “broker non-vote.”
How can I attend the Annual Meeting?
The Annual Meeting will be held on Thursday, June 5, 2025, at 9:30 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/FCPT2025. The Annual Meeting will be conducted as a virtual meeting of stockholders. To enter the live webcast and have the ability to submit questions during the Annual Meeting, please have your unique control number available, which is provided in the Notice or proxy card. On the day of the Annual Meeting, Thursday, June 5, 2025, stockholders may begin to log in to the virtual-only Annual Meeting beginning at 9:00 a.m. local (Pacific) time, and the Annual Meeting will begin promptly at 9:30 a.m. local (Pacific) time. Please allow ample time for online login. You may vote electronically during the Annual Meeting at www.virtualshareholdermeeting.com/FCPT2025 by entering your unique control number and following the instructions. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties with your unique control number or submitting questions, you may call the technical support number that will be posted on the Annual Meeting log-in page.
How can I ask questions at the Annual Meeting?
Stockholders will have the opportunity to submit questions during the Annual Meeting by following the instructions on the virtual-only Annual Meeting platform. Following the presentation of all proposals at the Annual Meeting, we will answer as many stockholder-submitted questions as time permits. If we receive substantially similar questions, we will group the questions together and provide a single response to avoid repetition. We will not answer any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste.
What will constitute a quorum at the Annual Meeting?
Presence by means of remote communication at the Annual Meeting or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If the shares present by means of remote communication or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a date not more than 120 days after the Record Date without notice other than announcement at the Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you are a stockholder of record as of the Record Date and have returned a valid proxy or attend the virtual Annual Meeting in by means of remote communication, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. “Broker non-votes” will also be counted as present for purposes of determining the presence of a quorum.
How many votes are needed for the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:
Proposal One: Pursuant to our bylaws, in an uncontested election, the seven director nominees will be elected by a majority of votes cast. This means that the number of votes “FOR” a director’s election exceeds the number of votes “AGAINST” the director’s election. Cumulative voting is not permitted. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposal One and will have no effect on this proposal. However, under our bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board. If the Board accepts the director’s resignation, then the Board will fill the resulting vacancy in accordance with our bylaws.
Proposals Two and Three: You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three. To be approved, each of Proposal Two and Proposal Three must receive the affirmative vote of a majority of the votes cast, by means of remote communication or by proxy, at the Annual Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposals Two and Three and will have no effect on the result of these votes.

Proposal Two is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. Accordingly, we do not expect any broker non-votes with respect to Proposal Two. While the vote on Proposal Three is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:
•	“FOR” each of the seven director nominees set forth in Proposal One;
•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•	“FOR” Proposal Three, relating to the approval on a non-binding advisory basis of the compensation of our named executive officers.
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.
Can I change my vote after I have voted?
You may revoke your proxy at any time prior to it being exercised by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) voting electronically during the Annual Meeting at www.virtualshareholdermeeting.com/FCPT2025 when you enter your unique control number. If you attend the Annual Meeting by means of remote communication, you may vote in electronically whether or not you have previously given a proxy, but your attendance (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares through a broker, bank or other nominee holder, only they can revoke your proxy on your behalf.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board currently has eight directors. In March 2025, John Moody announced that he would not stand for re-election at the Annual Meeting. Mr. Moody intends to remain on the Board until the 2025 Annual Meeting. At the conclusion of the Annual Meeting, the size of the Board will be reduced to seven members. Additionally, in March 2025, the Board, at the recommendation of the Nominating and Governance Committee, elected Douglas Hansen to succeed Mr. Moody as the Chairperson of the Board, subject to Mr. Hansen’s re-election to the Board at the 2025 Annual Meeting.
The seven persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Governance Committee and nominated by our Board to serve on the Board until our 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualify. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected. Based on its review of the relationships between the director nominees and the Company, the Board has determined that all of our directors, other than William H. Lenehan, our President and Chief Executive Officer, are independent under applicable SEC and NYSE rules.
The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board.
Under the Nominating and Governance Committee’s Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders. See “Corporate Governance—Identifying and Evaluating Director Nominees.”
Nominees for Election as Directors
The table below sets forth the names and ages of each of the individuals nominated for election at the Annual Meeting, as well as the positions and offices with us currently held by such individuals.

Name	Position with the Company	Age as of the Annual Meeting
William H. Lenehan	Director, President and Chief Executive Officer	48
Douglas B. Hansen	Director, Chairperson Elect of the Board	67(1)
Charles L. Jemley	Director	61
Barbara Jesuele	Director	50
Marran H. Ogilvie	Director	56
Toni Steele	Director	64
Liz Tennican	Director	56

(1)	Mr. Hansen was elected to be Chairperson of the Board upon reelection at the 2025 Annual Meeting.
William H. Lenehan has served as our President and Chief Executive Officer since 2015 and joined the Board in 2015. Mr. Lenehan is a real estate industry professional with significant experience in net leased properties and public company corporate governance matters. Mr. Lenehan served on the board of directors of Darden from October 2014 until he resigned effective as of November 9, 2015 to become our President and Chief Executive Officer. From June 2012 until its sale in late 2014, Mr. Lenehan served as a special advisor to the board of directors of EVOQ Properties, Inc., the owner of a substantial portfolio of development assets in downtown Los Angeles, California. Previously, Mr. Lenehan was the Interim Chief Executive Officer of MI Developments, Inc., now named Granite REIT, an owner of net leased industrial and manufacturing real estate, where he was a member of their Strategic Review Committee and was a director. In addition, Mr. Lenehan served on the board of directors for Gramercy Property Trust Inc., a publicly traded net lease real estate investment trust, from January 2012 until December 2015, where he was Chairman of the Investment Committee, and served on the board of directors of Stratus Properties Inc., a real estate development company, from May 2012 to May 2015. He also spent approximately 10 years as an investment professional at Farallon Capital Management, LLC. Mr. Lenehan also served as a director of Macy’s, Inc. from April 2016 to October 2024. Mr. Lenehan is a graduate of Claremont McKenna College.

Mr. Lenehan’s qualifications for election to the Board include his extensive executive experience in the real estate industry, including his service as our President and Chief Executive Officer, and his leadership, corporate governance and risk management abilities gained through his experience described above.
Douglas B. Hansen is the Chairperson Elect of the Board and joined the Board in 2015. Mr. Hansen is also the chairperson of our Compensation Committee and a member of our Investment Committee. From 2011 to 2017, Mr. Hansen served as CEO of Atria Properties, LLC, a commercial real estate brokerage company. Since 2009, Mr. Hansen has served as President of Resonant Capital, Inc., a business services and real estate company. Mr. Hansen is a founder of Redwood Trust, Inc., a public mortgage REIT, and served as its President from 1994 through 2008 and has been a director of Redwood Trust, Inc. since 1994. Since 2011, Mr. Hansen has been a board member and CFO of River of Knowledge, Inc., a non-profit corporation. Mr. Hansen holds a Bachelor’s degree in Economics from Harvard College and a Master of Business Administration degree from Harvard Business School.
Mr. Hansen’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience in relation to corporate governance, executive compensation and risk management.
Charles L. Jemley is a Director and joined the Board in 2017. Mr. Jemley is also the chairperson of the Audit and Risk Committee and a member of the Compensation Committee. Since December 2024, Mr. Jemley has acted as an advisor to LANDED. Additionally, since August 2024, Mr. Jemley has served on the board of First Watch Restaurants Group Inc. and is the chairperson of the Audit Committee. From January 2020 to May 2024, Mr. Jemley served as the Chief Financial Officer of Dutch Bros. Coffee. From July 2018 to December 2019, Mr. Jemley served as the Chief Financial Officer of CKE Restaurant Holdings, Inc. Mr. Jemley also served in various capacities at Starbucks through January 2018, including as Senior Vice President where he led finance for a number of global functions. Mr. Jemley joined Starbucks in February 2006 as part of the original leadership team based in Shanghai, China charged with growing the China market shortly after Starbucks began raising its China equity positions. Since returning to the U.S. in 2008, Mr. Jemley held a number of senior finance positions, the vast majority of which involved scaling Starbucks international business, including leading its international store development program in 2015. Prior to joining Starbucks, Mr. Jemley had a 16-year career with Yum! Brands (KFC, Pizza Hut, Taco Bell). At Yum, his responsibilities included CFO Yum China from 2004 through 2005, vice president business planning Yum International in 2003, leading US real estate and development for the KFC brand in 2001 and 2002. Mr. Jemley received his Bachelor of Arts in accounting from the University of Louisville and holds a Master of Business Administration degree from the University of Washington.
Mr. Jemley’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the restaurant industry, including his experience in relation to financial and accounting matters and restaurant operations.
Barbara Jesuele is a Director and joined the Board in 2023. Ms. Jesuele is a member of the Nominating and Governance Committee and Investment Committee. Ms. Jesuele serves as the Deputy Chief Investment Officer at J. Paul Getty Trust (“Getty”). Ms. Jesuele has worked at Getty for over 20 years, working across public and private market asset classes. She started at Getty in 2002 as a Senior Analyst in Private Equity. Ms. Jesuele was promoted to Manager of Real Assets in 2008, Director of Real Assets in 2011, then Managing Director of Real Assets in 2013. Ms. Jesuele assumed responsibility for Public Equity in 2020 in addition to the Real Assets portfolio. Ms. Jesuele serves on the Environmental Sustainability Working Group to assist in Getty-wide sustainability initiatives including drafting the investment framework for environmental and social governance. In 1998, prior to Getty, Ms. Jesuele started her career at HypoVereinsbank (UniCredit) in Munich, Germany, as a Credit Risk Analyst with the Financial Institutions Group focused on Asia. Ms. Jesuele is fluent in German, Filipino and English and holds a Bachelor of Arts in Management and Economics from the Ateneo de Manila University, Philippines
Ms. Jesuele’s qualifications for election to the Board include her extensive experience as an investment executive in the real estate industry, including her experience in relation to financial and accounting matters, compensation, environmental and social governance and diversity, equity and inclusion.
Marran H. Ogilvie is a Director and joined the Board in 2015. Ms. Ogilvie is also the chairperson of the Nominating and Governance Committee and a member of our Audit and Risk Committee. Ms. Ogilive currently serves as a Director of Accelerate Diagnostics, an in vitro diagnostics company, and has since May 2023. Ms. Ogilvie served as a Director of Ferro Corporation, a manufacturing company, from 2017 to April 2023, and as a director of GCP Applied Technologies, a global provider of construction products technologies, from March 2019 to September 2022, and as a Director of Evolution Petroleum Corporation, an oil and gas company, from 2017 to December 2020. Ms. Ogilvie served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration from 2008 to 2019, as a Director of Bemis Company, a packaging company, from March 2018 to June 2019, as a Director of Forest City Realty Trust from April 2018 to December 2018, as a Director for Southwest Bancorp, a regional commercial bank from January 2012 to April 2015, as a Director of Seventy Seven Energy Inc., an oil field services company, from 2014 to 2017, as a Director of Zais Financial Corporation, a real estate investment trust, from 2013 to 2017, as a Director of the Korea Fund, an investment company, from 2012 to 2017, and as a Director of LSB Industries, Inc., a manufacturing company, from 2015 to 2018. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer from 2007 to 2009, in which role she was responsible for financial reporting of the company and oversaw the office of the Chief Financial Officer, and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a Bachelor’s degree from the University of Oklahoma and a Juris Doctorate from St. John’s University.
Ms. Ogilvie’s qualifications for election to the Board include her extensive experience as a director and executive in a number of companies in a variety of industries, including her experience in relation to finance and accounting, corporate governance, executive compensation, risk management and investment analysis.
Toni Steele is a Director and joined the Board in 2020. Ms. Steele is a member of our Compensation Committee and Audit and Risk Committee. Ms. Steele has extensive experience in the real estate, capital markets and asset management. Ms. Steele currently serves as Snapchat’s Global Lead for its Real Estate Portfolio and Transactions. Previous to her role at Snapchat, Ms. Steele held a role as Google’s Global Director of Real Estate Asset Management and Co-Lead Google’s Affordable Housing Fund from 2021 until 2024. Prior to that, Ms. Steele was Google’s Real Estate Portfolio Lead from 2018 until 2021. From 2017 to 2018, Ms. Steele served as co-lead on the Netflix brokered purchase of the Albuquerque Studios while serving as Executive Vice President of Southern California Capital Markets at JLL. Prior to that, from 1995 to 2017, Ms. Steele spent over 22 years at Goldman Sachs serving various ventures and investments in the U.S. and abroad, including as Director for Italy Real Estate & Germany NPL Real Estate based in Europe, U.S. Vice President of Acquisitions & Asset Management and Western Region Asset Management Team Lead. Ms. Steele received a Master of Business Administration, summa cum laude, from the International University of Monaco and a Bachelor of Arts degree, magna cum laude, from Pepperdine University.
Ms. Steele’s qualifications for election to the Board include her extensive experience as an executive in a number of companies in the real estate and finance industries, including her experience in relation to real estate acquisitions, capital markets, asset management, sustainability and environmental and social governance.
Liz Tennican is a Director and joined the Board in 2020. Ms. Tennican is a member of our Investment Committee and our Nominating and Governance Committee. Ms. Tennican has held a wide variety of senior positions in the real estate and finance industries and is currently a Managing Partner at Carmel Partners, a vertically integrated investment manager focused on U.S. multifamily properties. At Carmel Partners, Ms. Tennican serves as Head of Investor Relations, Research and ESG and oversees Fund Management and IT. She is a member of the Executive Committee, Investment Committee and is Chair of the Management Committee. From 2013 to 2016, Ms. Tennican was a Managing Director and Head of Investor Relations and Business Development for Watershed Asset Management, a credit-oriented hedge fund. From 2006 to 2013, Ms. Tennican was with Barclays Global Investors, which was acquired and became part of BlackRock, where she headed the Institutional Consultant Relations Group and then spent five years as Head of U.S. Institutional Sales for the iShares division. Prior to that, Ms. Tennican spent seven years in the investment banking industry at Robertson Stephens, where she co-founded its capital markets desk. Ms. Tennican received both a Bachelor of Arts in economics and a Master of Business Administration from Stanford University.
Ms. Tennican’s qualifications for election to the Board include her extensive experience as an executive in a number of companies in the real estate and finance industries, including her experience in relation to financial and accounting matters and investor relations.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. KPMG LLP has been our independent registered public accounting firm since the completion of the Spin-Off. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit and Risk Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of the Company for 2025. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit and Risk Committee and our Board.
A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.
Principal Accountant Fees and Services
The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for 2024 and 2023.

	2024	2023
Audit Fees	$982,125	$828,675
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$982,125	$828,675

Audit Fees. Audit fees consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to debt or equity offerings.
Pre-Approval Policies and Procedures
The Audit and Risk Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit and Risk Committee are submitted to the Audit and Risk Committee with a description of the services to be provided, the maximum fees to be charged in connection with such services and such other limitations or other requirements as the Audit and Risk Committee may deem appropriate. The Audit and Risk Committee pre-approved all services performed by, and audit fees paid to, our independent registered public accounting firm during fiscal year 2024.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide stockholders the opportunity to vote to express their views, on a non-binding advisory basis, on the compensation of our named executive officers as described in this proxy statement.
We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating and financial objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.
Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the 2024 compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, is hereby APPROVED on an advisory basis.
While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board (and its Compensation Committee, which is responsible for the design and administration of our executive compensation program) will consider the outcome of this stockholder vote in making future decisions regarding the compensation of our named executive officers.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING
ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE
Corporate Governance Profile
The Board believes that our corporate governance structure closely aligns the Company’s interests with those of our stockholders. Notable features of our corporate governance structure that evidence our commitment to good corporate governance include the following:
•	we have an independent chairperson of the Board;
•	our Board is not staggered, with each of our directors subject to re-election annually;
•	our bylaws require that, in an uncontested election, director nominees must be elected by a majority of votes cast;
•
of the eight persons who currently serve on our Board, seven, or 88% of our directors, have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	all of our committee members are independent;
•	we have regular executive sessions consisting of only the independent directors;
•	we have determined that all three of our directors serving on the Audit and Risk Committee qualify as “audit committee financial experts” as defined by the SEC;
•
we have a stock ownership policy for our non-employee directors and named executive officers, including that our non-employee directors must own shares of our common stock equal to a market value of at least $400,000, our CEO is required to own shares of our common stock equal to at least 6x his annual base salary and our other named executive officers must own shares of our common stock equal to at least 3x their annual base salary. See “—Stock Ownership Policy” below for more information;

•
we maintain a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation), and certain of our incentive equity award agreements require a clawback of equity-based compensation in certain cases that result in a financial restatement due to fraud;

•
we prohibit officers, directors and employees from engaging in short sales and hedging of our securities and from holding our securities in margin accounts or otherwise pledging our securities as collateral;

•	executives do not receive any perquisites not generally available to all corporate employees;
•	our Compensation Committee retains an independent compensation consultant;
•	we believe transparency in our business activities is important to our stockholders and we report on acquisitions and dispositions of real estate properties when they occur;
•	we do not currently provide any acquisition or earnings guidance and instead focus on creating long-term stockholder value;
•	we do not use corporate funds for political or charitable donations (although we encourage our stockholders to be personally charitable);
•
we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without approval of at least a majority in voting power of our outstanding common stock;

•	we maintain high ethical standards and do not acquire any properties that are not aligned with our social responsibility to the communities in which we do business; and
•	50% of our board being female and 25% of our board consisting of underrepresented groups (members who are either racially diverse or identify as LGBTQ).

Our Board
Our Board currently consists of eight directors. Our charter and bylaws provide that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law nor, unless our bylaws are amended, more than 15 directors.
During 2024, the Board held seven meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
There are no family relationships among our executive officers and directors.
Identifying and Evaluating Director Nominees
Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Director Nomination Protocol is available at www.fcpt.com under Investors – Governance – Governance Documents, as Appendix A to the Nominating and Governance Committee charter.
In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and related Director Nomination Protocol provide that the Company seeks board members who will bring to the board a deep and wide range of experience in the business world and have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, to enable them to provide strategic support and guidance for the Company. We also evaluate potential time constraints on a person’s ability to fulfill their duties as a director of FCPT, especially with respect to the person’s expected time commitments serving as a director and/or executive of other public companies. Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders in a manner consistent with our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, teamwork and excellence). While the Board does not have a formal diversity policy, the guidelines further provide that the Company strives to maintain a board that reflects the gender, ethnic, racial, age, geography and other diversity of our work force, and also fosters diversity of thought.
We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints, backgrounds and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. The Nominating and Governance Committee also considers recommendations for director candidates provided by third-party search firms.
Candidates Recommended by Stockholders. Under the Nominating and Governance Committee’s Director Nomination Protocol, stockholders may recommend nominees for director to the Nominating and Governance Committee, and the Nominating and Governance Committee will consider candidates recommended by stockholders. The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as those recommended by the Nominating and Governance Committee. Stockholders wishing to submit recommendations of director candidates for consideration by the Nominating and Governance Committee should send the candidate’s name and qualification to our Secretary at 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that the positions of Chairperson of the Board and CEO be held by separate persons and that the position of Chairperson be held by an independent director. The Board believes that separating the roles of Chairperson and CEO allows for better alignment of corporate governance with stockholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The Board also believes that the separation of the roles of

Chairperson and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairperson’s experience. The Chairperson presides at all executive sessions of independent directors. The Chairperson Elect of the Board is Douglas Hansen, who has extensive experience as a director and executive in numerous real estate companies, including founding a REIT. For more information, see Mr. Hansen’s biography above under “Proposal One: Election of Directors—Nominees for Election as Directors.”
In the event the Chairperson is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairperson is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairperson of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairperson of the Board and the independent directors. The independent Chairperson approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairperson or Lead Director, as applicable.
Committees of the Board of Directors
Our Board has a standing Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit and Risk Committee must have at least three directors; the Compensation Committee and Nominating and Governance Committee must each have at least two directors. Our Board has also established a standing Investment Committee and may from time to time establish other committees to facilitate the management of the Company.
The following table is a summary of our current committee structure and members on each of our committees:

	Audit and Risk Committee(1)	Compensation Committee(2)	Nominating and Governance Committee(3)	Investment Committee(4)
William H. Lenehan
John S. Moody(5)			X	X (Chair)
Douglas B. Hansen		X (Chair)		X
Charles L. Jemley	X (Chair)	X
Barbara Jesuele(6)			X	X
Marran H. Ogilvie	X		X (Chair)
Toni Steele	X	X
Liz Tennican(7)			X	X

(1)
Ms. Tennican was a member of the Audit and Risk Committee from January 2024 to June 2024, and as part of normal course committee refreshment, the Committee Composition changed and Ms. Tennican no longer served on the Audit and Risk Committee after her re-election to the Board in June 2024.

(2)
Mses. Jesuele and Ogilvie and Mr. Moody were each a member of the Compensation Committee from January 2024 to June 2024, and as part of normal course committee refreshment, the Committee Composition changed and each of Mses. Jesuele and Ogilvie, and Mr. Moody no longer served on the Compensation Committee after each of their re-elections to the Board in June 2024.

(3)
Messrs. Hansen and Jemley were each a member of the Nominating and Governance Committee from January 2024 to June 2024, and as part of normal course committee refreshment, the Committee Composition changed and each of Messrs. Hansen and Jemley no longer served on the Nominating and Governance Committee after each of their re-elections to the Board in June 2024.

(4)
Ms. Steele was a member of the Investment Committee from January 2024 to June 2024, and as part of normal course committee refreshment, the Committee Composition changed and Ms. Steele no longer served on the Investment Committee after her re-election to the Board in June 2024.

(5)	Not standing for re-election at the Annual Meeting.
(6)	Ms. Jesuele will become Chair of the Nominating and Governance Committee contingent upon her re-election at the 2025 Annual Meeting.
(7)	Ms. Tennican will become Chair of the Investment Committee contingent upon her re-election at the 2025 Annual Meeting.
The Audit and Risk Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee each operate under written charters adopted by the Board. The charters for the Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee are available on our website at www.fcpt.com under Investors – Governance – Governance Documents.

Audit and Risk Committee
The Audit and Risk Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the board of directors. The primary duties of the Audit and Risk Committee are to, among other things:
•
meet periodically with management, the independent auditor and the internal auditor to review the integrity of the Company’s internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses;

•
review and discuss the Company’s annual audited and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable;

•	review with financial management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;
•
review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls over financial reporting;

•	directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;
•	review and discuss with the independent auditor any audit problems or difficulties encountered during the course of the audit and management’s response thereto;
•	pre-approve all non-audit services to be performed by the independent auditor in accordance with the policy regarding such pre-approval adopted by the Audit and Risk Committee;
•
at least annually, consider the independence of the independent auditor, including a review of any significant engagements of the independent auditor and all other significant relationships with the auditor that could impair its independence, and evaluate the independent auditor’s qualifications, performance and independence;

•	meet with the independent auditor prior to the audit to review its audit plan, including staffing, the scope of its audit and general audit approach;
•
oversee the accuracy and reliability of the Company’s quantitative public disclosures related to environmental, social and governance as well as review with senior management the type and presentation of the Company’s quantitative public disclosures related to environmental, social and governance matters;

•
oversee our internal audit function, including confirming that we maintain an internal audit function that reports to the Audit and Risk Committee and provides management and the Audit and Risk Committee with ongoing assessments of the Company’s risk management process and system of internal control and review any significant reports to management prepared by the internal auditor; and

•
At least quarterly, review the Company’s enterprise risk management process by reviewing material risks to the Company, including material risks related to cyber-attacks, environmental concerns such as climate change, social issues or other sources of material risks to the Company.

The Board has determined that each member of the Audit and Risk Committee is independent under the independence requirements set forth by the SEC, in the NYSE listing requirements and the Audit and Risk Committee charter. The Board has determined that each member that served on the Audit and Risk Committee in 2024 is financially literate in accordance with the NYSE listing requirements and that Mr. Jemley, Ms. Ogilvie, Ms. Steele and Ms. Tennican are each an “audit committee financial expert” under applicable SEC rules and regulations. The Audit and Risk Committee met nine times in 2024.
Nominating and Governance Committee
The primary responsibilities of the Nominating and Governance Committee are to, among other things:
•
identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and recommend to our Board a slate of director nominees for the next annual meeting of stockholders;

•	oversee the evaluation process of the Board (including evaluating other time commitments that may affect Board participation) and provide advice regarding Board succession;
•	recommend to the Board membership for each committee of the Board;
•	provide oversight of the risks associated with the Nominating and Governance Committee’s other purposes and responsibilities;
•	review the appropriate size, function and needs of the Board;
•
annually review the composition of the Board for skills and characteristics focused on the governance and business needs and requirements of the Company (including evaluating other potential time commitments and capacity of each member) and the qualifications and independence of the members of the Board and its various committees; and

•	recommend to our Board certain corporate governance matters and practices.
The Board has determined that each member of the Nominating and Governance Committee is independent under applicable NYSE rules. The Nominating and Governance Committee met four times in 2024.
Compensation Committee
The primary responsibilities of the Compensation Committee are to, among other things:
•
annually review and approve corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluate the President and Chief Executive Officer in light of those goals and objectives and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the President and Chief Executive Officer’s compensation;

•	review and approve compensation of and compensation policy for the other executive officers;
•
annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s long-term incentive plans and certify the performance results under such measures and targets;

•
review and make recommendations to our Board, as appropriate, regarding employment agreements, severance arrangements and plans and change in control arrangements for the President and Chief Executive Officer and other executive officers;

•
review and discuss the Company’s compensation discussion and analysis (“CD&A”) with management and recommend to the Board whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K;

•	prepare the compensation committee report for inclusion in the Company’s proxy statement;
•	review the results of any stockholder advisory vote on compensation;
•	oversee the annual review of our compensation policies and practices for all employees;
•	review the Company’s programs related to human capital and talent management;
•	provide oversight of risks associated with the Compensation Committee’s responsibilities under its charter; and
•	administer, or delegate, as appropriate, our various employee benefit programs.
The Compensation Committee makes compensation decisions for our executive officers after careful review and analysis of appropriate performance information and market compensation data. The Compensation Committee, together with the other independent directors on the Board, determines the compensation for the Chief Executive Officer. The Chief Executive Officer provides recommendations to the Compensation Committee on the compensation for each executive officer other than himself. The Chief Executive Officer does not make recommendations with respect to his own compensation and is not present when his compensation is discussed by the Compensation Committee. The Chief Executive Officer’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities and importance to our overall business strategy. Although the Chief Executive Officer’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all executive officers.
Under its charter and the Amended and Restated Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”), the Compensation Committee has the power to delegate the authority to approve grants to non-executive officers of stock options, restricted stock, restricted stock units and other equity awards under the 2015 Plan. The Compensation Committee first delegated such authority with respect to non-executive officers to our President and Chief Executive Officer in February 2016 and revised and re-delegated authority to our President and Chief Executive Officer in January 2023. The Compensation Committee has the power under its charter to delegate its authority to subcommittees if determined by the Compensation Committee to be necessary or advisable. The Compensation Committee has not delegated its authority to subcommittees.
For fiscal year 2024, the Compensation Committee engaged the services of Semler Brossy Consulting Group (“Semler Brossy”), an executive compensation consultant, to provide advice and counsel in carrying out its duties. Semler Brossy provided the Compensation Committee with market data on executive pay practices and levels, and provided recommendations regarding the structure of executive employment arrangements, pay opportunities and equity based incentives.
The Compensation Committee has the sole authority to approve the compensation consultant’s fees and terms of its engagement. The Compensation Committee has reviewed its relationship with Semler Brossy to ensure that it believes that Semler Brossy is independent from management and that there is no conflict of interest resulting from retaining Semler Brossy. This review process includes a review of the services Semler Brossy provides, the quality of those services and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.
The Board has determined that each member of the Compensation Committee meets the independence requirements set forth by the SEC and in the NYSE listing requirements and the Compensation Committee charter. The Compensation Committee met seven times in 2024.
Investment Committee
The primary responsibilities of the Investment Committee are to, among other things:
•	adopt investment policies for the Company and review such policies to determine that such policies are in the best interests of the Company’s stockholders;
•
review information provided by management regarding certain potential acquisitions, dispositions, significant lease extensions, significant capital investments and real estate financing arrangements, and convene with management as needed to discuss and assess such opportunities;

•
when appropriate, after review of management’s proposal, recommend to the Board approval of certain proposed acquisitions, dispositions, significant lease extensions, significant capital investments or real estate financing arrangements, provided always that such transaction falls within the Company’s strategy (previously approved by the Board) or, if not, the Investment Committee should explain the exception within their recommendation;

•	review and provide oversight regarding the management and performance of the Company’s assets; and
•	evaluate the investment performance of the Company’s portfolio based on benchmarks that the Board or the Investment Committee may select.
The Investment Committee met eight times in 2024.
Board Oversight of Risk Management
The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Our Corporate Governance Guidelines provide that the Board may delegate primary responsibility for oversight of specific risks to the committees of the Board.
The Compensation Committee: (i) provides oversight of the risks associated with the responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; (iii) participates at least annually in a joint meeting with the Audit and Risk Committee to oversee management’s risk assessment of the Company’s compensation policies and practices; and (iv) discusses with the Company’s management any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management. The Compensation Committee has reviewed the Company’s compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.
The Nominating and Governance Committee is responsible for assessing the Board’s role in risk oversight and recommending appropriate disclosures for approval by the Board. In addition, the Nominating and Governance Committee oversees risks related to the Company’s corporate governance, corporate responsibility, director succession planning, political and charitable contributions, insider trading and reputational risk to the extent such risk arises from the topics under discussion.
The charter for the Audit and Risk Committee requires, among other responsibilities, that it reviews the integrity of our internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses. The Audit and Risk Committee also reviews significant financial risk exposures, including off-balance sheet financing, if any, and the steps management has taken to monitor and report such exposures. The Audit and Risk Committee also oversees the Company’s enterprise risk management process and evaluates the policies and practices developed and implemented by management with respect to risk assessment and risk management, which includes risks related to cyber-attacks and the Company’s cybersecurity program, the environment, social issues and any other material risks to the Company. As of November 11, 2022, the Audit and Risk Committee began overseeing the Company’s environmental, social and governance processes related to quantitative public disclosures.
The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to effectively monitor the risks discussed above.
The Board conducts an annual self-assessment aimed at enhancing its effectiveness. The directors review areas where they feel the Board functions effectively, as well as areas where the Board believes there are opportunities for improvement.
Board Skills and Diversity
The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. Not having a mark does not mean the director does not possess that qualification or skill. Our director nominees’ biographies describe each director’s background and relevant experience in more detail.

Knowledge, Skills, Experience	Hansen	Jesuele	Jemley	Ogilvie	Steele	Tennican	Lenehan
CORPORATE GOVERNANCE contributes to the Board’s understanding of best practices in corporate governance matters		✔		✔			✔
ENVIRONMENTAL & SUSTAINABILITY contributes to the Board’s oversight and understanding of environmental and sustainability issues and their relationship to the company’s business and strategy		✔			✔	✔
EXECUTIVE COMPENSATION contributes to the Board’s ability to attract, motivate and retain executive talent and to align compensation programs with shareholder interests	✔	✔	✔	✔	✔
FINANCE/CAPITAL MARKETS valuable in evaluating FCPT’s capital structure, capital allocation and financial strategy (dividends/debt and equity issuances/stock repurchases/financing)	✔	✔	✔	✔	✔	✔	✔
FINANCIAL REPORTING/ACCOUNTING EXPERIENCE critical to the oversight of the company’s financial statements and financial reports		✔	✔	✔	✔	✔	✔

Knowledge, Skills, Experience	Hansen	Jesuele	Jemley	Ogilvie	Steele	Tennican	Lenehan
INDUSTRY BACKGROUND contributes to a deeper understanding of our business strategy, operations, and competitive environment	✔	✔			✔		✔
INVESTOR RELATIONS contributes to the Board’s understanding of shareholder concerns and perceptions	✔	✔	✔			✔	✔
PUBLIC COMPANY EXECUTIVE EXPERIENCE contributes to the Board’s understanding of operations and business strategy and demonstrates leadership ability	✔		✔	✔			✔
RISK MANAGEMENT contributes to the identification, assessment and prioritization of significant risks facing the company	✔	✔			✔
Tenure and Independence
Tenure (Years)	9	2	7	9	4	4	9
Independence	Y	Y	Y	Y	Y	Y	N
Demographic Background
Age (Years)	67	50	61	56	64	56	48
Gender Identity (Man/Woman)	M	W	M	W	W	W	M
LGBTQ					✔
Ethnically Diverse		✔

We believe that a diverse board not only promotes the inclusion of different perspectives and ideas and ensure that we have the opportunity to benefit from all available talent, but having a diverse Board also makes prudent business sense and makes for better corporate governance. We believe that a truly diverse Board will include and make good use of differences in the skills, regional and industry experience, background, race, gender, cultural and other distinctions between directors. These differences are considered in determining the optimum composition of our Board. All Board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the Board as a whole requires to be effective. Our Nominating and Governance Committee regularly reviews and assesses Board composition on behalf of the Board and recommends the appointment of new directors.
The Nominating and Governance Committee continues to annually review and assess the size, composition and operation of the Board, annually considering the recommendation of candidates for appointment or nomination to the Board based upon an assessment of the independence, skills, qualifications and experience of potential candidates and, when required, engaging qualified external advisors to assist the Board in conducting a search for candidates who meet the Board’s skills and diversity criteria. The Board will routinely assess whether the Board is composed of appropriately qualified members with a broad range of expertise relevant to the Company’s business.
Corporate Governance Guidelines
The Board has adopted a set of governance guidelines, the Four Corners Property Trust, Inc. Corporate Governance Guidelines, which are designed to promote the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to director responsibilities, Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, related party transactions, communications between directors and stockholders, Board committees and the evaluation of senior management and the Board. The Board reviews our Corporate Governance Guidelines at least annually and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of the Corporate Governance Guidelines is available on our website at www.fcpt.com under Investors – Governance – Governance Documents.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer, chief accounting officer and our other officers. The Code of Business Conduct and Ethics sets forth our policy to operate within the letter and spirit of all applicable laws and regulations, while conducting our business with regard to our core values of integrity and fairness, respect and caring, diversity, teamwork and excellence. A copy of the Code of Business Conduct and Ethics is available on our website at www.fcpt.com under Investors – Governance – Governance Documents. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics that are required to be disclosed by posting such information on our website.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities that applies to all our personnel, including directors, officers and employees and other covered persons. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. In addition, our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.
Stock Ownership Policy
We have a stock ownership policy for our non-employee directors and named executive officers. Our non-employee directors are required to own shares of our common stock or common stock equivalents that have a market value equal to at least $400,000. Our CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least six times his annual base salary and our other named executive officers must own shares of our common stock or common stock equivalents that have a market value equal to at least three times their annual base salary. Under the stock ownership policy, a non-employee director must hold 75%, and a named executive officer must hold 50%, of any net after tax shares issued to him or her until he or she achieves the required stock ownership level. In addition to stock granted to our named executive officers for compensation, all of our named executive officers have purchased shares of our common stock with personal funds. As of December 31, 2024, all of our non-employee directors and named executive officers were in compliance with our stock ownership policy.
Communications with the Board
Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or the Chairperson by writing to our Secretary at 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. In general, any stockholder communication delivered to our Secretary for forwarding to the Board, the Chairperson or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.
Attendance of Directors at Annual Meetings of Stockholders
While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All eight directors serving as of June 6, 2024 attended the 2024 Annual Meeting of stockholders held on June 6, 2024.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has ever been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the Company or a member of our Compensation Committee.

AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation and presentation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the integrity of the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, including KPMG’s related report thereon.
The Audit Committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the fees for their services, and confirming their independence. With regard to the fiscal year ended December 31, 2024, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2024, and for the year then ended; (ii) discussed with KPMG LLP, the independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”); (iii) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with KPMG LLP their independence. Based on the foregoing, the Audit Committee has satisfied itself as to the independence of KPMG. KPMG has served as our independent registered public accounting firm since 2015.
Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
The Audit and Risk Committee:
Charles L. Jemley, Chairperson
Marran H. Ogilvie
Toni Steele
Liz Tennican
The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE REPORT
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) reviews and discusses the Company’s compensation discussion and analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management and recommends to the Board whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K.
The Compensation Committee has reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s proxy statement for the Company’s 2025 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation Committee:
Douglas B. Hansen, Chairperson
Charles L. Jemley
Barbara Jesuele
John S. Moody
Marran H. Ogilvie
Toni Steele
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act, or the Exchange Act that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

DIRECTOR COMPENSATION
Director Compensation Policy
Our director compensation policy provides that each non-employee director will receive (i) a base annual cash retainer of $65,000, payable in quarterly installments, in arrears, and (ii) an annual award of $120,000 in restricted stock units (“RSUs”) of the Company under the 2015 Plan, granted on the date of our annual meeting of stockholders, which will vest on the first anniversary of the applicable grant date, subject to continued service. Additionally, each new member of the Board who is appointed to the Board other than on the date of our annual meeting of stockholders shall, upon being appointed to the Board, receive a prorated award of RSUs, which will vest on the date of the first annual meeting of stockholders following the applicable grant date, subject to continued service.
Each non-employee director will receive an award of dividend equivalent rights (“DERs”) with respect to each RSU granted to the director for all dividends and distributions in cash, shares of the Company’s common stock or other property which are paid on one share of the Company’s common stock, and all such DERs will be deemed to be reinvested in additional RSUs as of the payment date for such dividend or distribution. Each additional RSU that results from such deemed reinvestment of DERs will be subject to the same terms and conditions (including vesting) as the underlying RSU. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of the RSU, including annual RSU awards and any additional RSUs received as a result of the deemed reinvestment of DERs, in accordance with procedures as may be established by the Compensation Committee. With respect to 2024, Mr. Jemley and Mmes. Ogilvie and Tennican elected to defer receipt of their shares.
Under the director compensation policy, the non-executive Chairperson of the Board or lead independent director, if appointed, will receive an additional cash retainer of $40,000, payable in quarterly installments, in arrears, and an additional annual award of $60,000 in RSUs, which will vest on the first anniversary of the applicable grant date. The chairpersons of the Audit and Risk Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee of the Board will receive additional annual cash retainers as follows: $15,000 to the Chairperson of the Audit and Risk Committee; and $10,000 to each Chairperson of the Compensation Committee, Nominating and Governance Committee and the Investment Committee, in each case payable in quarterly installments, in arrears.
Non-employee directors may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as Chairperson of any committee or for service as non-executive Chairperson of the Board or, if applicable, lead independent director) in fully vested RSUs. Each non-employee director will receive an award of DERs with respect to each such RSU granted to the director in lieu of his or her annual cash retainer. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of any such RSUs in accordance with procedures as may be established by the Compensation Committee. None of our non-employee directors elected to receive their annual cash retainer in the form of RSUs with respect to 2024. The Company will also reimburse each of the directors for his or her out-of-pocket expenses incurred in connection with the performance of his or her Board duties.
Equity Awards Granted to Directors in 2024
On June 6, 2024, at our 2024 Annual Meeting of stockholders, Mr. Moody, as the Chairperson of our Board, was granted an award of 7,288 RSUs and each other non-employee director then-serving on the Board was granted an award of 4,859 RSUs. Each such RSU award is scheduled to vest on June 6, 2025 and will be settled in stock following vesting (unless the applicable director elects to defer such settlement, as described above).
Director Stock Ownership Policy
We believe that equity ownership by our non-employee directors further aligns their interests with our stockholders’ interests. To that end, we maintain a Stock Ownership Policy that applies to all of our non-employee directors. Pursuant to such policy, each non-employee director is required to own shares of our common stock or common stock equivalents that have a market value equal to at least $400,000. Each director is required to retain 75% of net shares (after payment of applicable taxes) received by the director from any equity award until the applicable stock ownership requirement is achieved. As of December 31, 2024, all of our non-employee directors were in compliance with our Stock Ownership Policy.

Director Compensation Table
The following table presents information regarding the compensation earned in 2024 by non-employee directors who served on the Board during the year. The compensation paid to Mr. Lenehan, our CEO, is presented below in the section entitled “Executive Compensation—2024 Summary Compensation Table.” Mr. Lenehan does not receive any compensation for his services as a member of the Board, including any grants of RSUs.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John S. Moody	115,000	180,000	295,000
Douglas B. Hansen	75,000	120,000	195,000
Charles L. Jemley	80,000	120,000	200,000
Barbara Jesuele	65,000	120,000	185,000
Marran H. Ogilvie	75,000	120,000	195,000
Toni Steele	65,000	120,000	185,000
Liz Tennican	65,000	120,000	185,000

(1)
Amounts reported in fiscal 2024 include the aggregate grant date fair value of the RSUs granted to the non-employee directors in 2024, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs granted to the non-employee directors in 2024 is equal to the number of RSUs granted to the director (7,288 for Mr. Moody and 4,859 for each other non-employee director) multiplied by the closing market price of our common stock on the applicable date of grant ($24.70 on June 6, 2024).

The table below shows the aggregate number of unvested RSU awards held as of December 31, 2024 by each non-employee director who was serving as of December 31, 2024.

Name	Unvested RSUs Outstanding at Fiscal Year End (#)
John S. Moody	7,472
Douglas B. Hansen	4,982
Charles L. Jemley	4,982
Barbara Jesuele	4,982
Marran H. Ogilvie	4,982
Toni Steele	4,982
Liz Tennican	4,982

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers.

Name	Position With the Company	Age
William H. Lenehan	President and Chief Executive Officer	48
Patrick L. Wernig(1)	Chief Financial Officer	37
James L. Brat	Chief Operations Officer, General Counsel and Secretary	55
Gerald R. Morgan(1)	Former Chief Financial Officer	62

(1)
Mr. Wernig succeeded Mr. Morgan as Chief Financial Officer effective May 3, 2024. Mr. Morgan served in an advisory role with the Company role from May 3, 2024 through October 2025, after which he became a consultant through February 28, 2026 (in each case, unless his employment or service, as applicable, is earlier terminated in accordance with the transition agreement he entered into with us).

Please see “Proposal One: Election of Directors—Nominees for Election as Directors” above for information regarding William H. Lenehan.
Patrick Wernig has served as our Chief Financial Officer since May 2024. Prior to his appointment as Chief Financial Officer and Treasurer, Mr. Wernig served as our Managing Director of Acquisitions from January 2022 to May 2024. Prior to that role, Mr. Wernig served as Director of Acquisitions from December 2018 to January 2022 and VP of Acquisitions from June 2016 to December 2018. Prior to joining the Company in 2016, Mr. Wernig spent 2013 to 2016 at J.P. Morgan’s investment banking group focused on clients in the real estate and gaming sectors. While at J.P. Morgan, Patrick worked on Darden’s real estate monetization effort, including the eventual creation and Spin-Off of FCPT. Additionally, Patrick covered numerous net lease clients, assisting with advisory projects and capital raising across asset classes. Mr. Wernig began his career as an equity research analyst at Barclays Capital based in London, U.K. received his Bachelor of Science in Business Administration and Master of Business Administration degree from Georgetown University.
Gerald R. Morgan served as our Chief Financial Officer from 2015 to May 2024. Before joining the Company, from 2012 to 2015, Mr. Morgan was a Managing Director of Amstar Advisers, a private real estate investment manager that acquires, manages and develops industrial, office, multifamily and retail properties in select U.S. and international markets and served on Amstar’s Executive and Investment Committees. From 2010 to 2011, Mr. Morgan was the Managing Director of Financial Strategy and Planning for Prologis, a global industrial REIT, where he was involved in the company’s capital markets and M&A activities. Prior to Prologis, Mr. Morgan was President and CFO of American Residential Communities. In addition, Mr. Morgan has served as a senior officer with Archstone, which was a national public apartment REIT before it was sold, and as the CFO of Francisco Partners, a technology-focused private equity fund. Mr. Morgan obtained a Bachelor of Science in Mechanical Engineering and a Master of Business Administration degree from Stanford University.
James L. Brat has served as our Chief Operations Officer, General Counsel, and Secretary since 2023, and previously as Chief Transaction Officer, General Counsel and Secretary since January 2020 and previously served as our General Counsel and Secretary from 2015 to January 2020. Before joining the Company, Mr. Brat was a partner in the real estate department at the law firm of Pircher, Nichols & Meeks where he practiced from 1998 until he became our General Counsel and Secretary. Mr. Brat received his Bachelor of Arts in German from Macalester College and his Juris Doctorate from UCLA School of Law.

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS
Introductory Note
This section describes the material components of our executive compensation program for our named executive officers.
Our named executive officers for the year ended December 31, 2024 and their positions are as follows:
•	William H. Lenehan, President and Chief Executive Officer;
•	Patrick L. Wernig, Chief Financial Officer;
•	Gerald R. Morgan, former Chief Financial Officer; and
•	James L. Brat, Chief Operations Officer, General Counsel and Secretary.
Mr. Morgan retired as our Chief Financial Officer effective in May 2024. In connection with his retirement, Mr. Morgan assumed an advisory role with the Company through September 2024, after which he became a consultant. Mr. Wernig was appointed as our Chief Financial Officer effective in May 2024.
Overview of Company Performance During 2024
2024 was a year of significant accomplishment for the Company. We made substantial progress in building out our team and executing our strategic plan, which includes growing and diversifying our property portfolio. More specifically, we accomplished the following during 2024:
•
Generated net income per diluted share of $1.07, funds from operations (“FFO”) of $1.65 per diluted share and adjusted funds from operation (“AFFO”) of $1.73 per diluted share, reflecting flat results, reflecting an increase of $0.03 per share and $0.06 per share, respectively, from the prior year;[1]

•	Increased the dividend rate by 2.9% to $1.42 per share per year;
•	Maintained a conservative leverage level within our usual parameters;
•	Continued to develop the team’s acquisitions and operational capabilities through training and recruiting;
•	Continued to foster a team-oriented culture and grow the Company’s headcount, which we believe will provide a competitive advantage over the long term;
•	Engaged in real estate transactions for a total investment of $273.0 million, including capitalized transaction costs, representing 87 properties and ground leasehold interests and 31 unique brands;
•
Continued to diversify our portfolio by making multiple acquisitions of non-restaurant retail properties, resulting in 22.7% of our portfolio’s contractual base rent consisting of non-restaurant retail properties as of December 31, 2024; and

•
Sold 8,068,155 shares under the At-The-Market (ATM) program at a net weighted-average selling price of $26.63 per share, for net proceeds of approximately $214.9 million, after issuance costs, which we employed to fund acquisitions and for general corporate purposes.

Compensation Philosophy and Objectives
Our compensation program is a pay-for-performance model based upon the philosophy that we should incentivize our named executive officers to improve our financial performance, profitably grow our business and increase stockholder value and focus rewards to the attainment of these objectives. More specifically, our program is designed to support and reward our named executive officers for the effective stewardship of our existing asset base, accretive acquisitions to increase that asset base, increased efficiency in our operations, the raising and using capital to reduce the cost of capital for such acquisitions and, over time, the profitable growth of the business. As such, a large portion of each named executive officer’s compensation package consists of short-term and long-term incentive awards that pay out only upon the achievement of corporate and individual performance objectives, including equity awards that
1
FFO and AFFO are non-GAAP financial measures that we believe provide useful information to investors. Please refer to the Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A for definitions and reconciliations of FFO and AFFO to net income.

are linked to increases in stock value over time. Our compensation program does not reward our named executive officers for the mere accumulation of additional properties. Rather, the performance objectives established by the Compensation Committee are designed to reward our executives for the successful execution of our acquisition strategy, which entails growing and diversifying our existing portfolio with the purchase of nationally recognized branded restaurants and other retail properties that are well located and have creditworthy tenants whose operating cash flows are expected to meaningfully exceed their lease payments to us.
Our executive compensation program is designed to accomplish the following key objectives:
1.	Attract and engage effective executive officers who create long-term value for our stockholders;
2.	Align the long-term interests of our executive officers with the interests of the Company and our stockholders;
3.	Reward financial and operating performance and leadership excellence; and
4.	Motivate executives to remain at the Company for the long-term.
Overview of Compensation Components
To align with these objectives, we compensate our named executive officers using a combination of the following components: (i) base salary, (ii) annual incentive compensation (payable in cash up to target awards, and then in shares for any amount earned above target), (iii) long-term equity incentive compensation and (iv) broad-based health and welfare benefits that are made available to all of our employees.
The following charts illustrate the mix for fiscal 2024 between compensation elements for our Chief Executive Officer (“CEO”) and the average mix of our other named executive officers (for performance-based compensation, we used the “target” in determining the mix).

Checklist of Compensation Practices
Highlighted below are certain key features of our executive compensation program that promote good governance and serve the interests of our stockholders:
What We Do:
✔
Pay for Performance. A significant portion of each named executive officer’s total target compensation is at-risk and can only be earned based on the achievement of certain pre-established performance criteria. Our performance-based restricted stock awards, which constitute 50% of the long-term incentive compensation awards that we grant to our named executive officers, are earned based on both the Company’s absolute stockholder returns and on its total stockholder return relative to the total stockholder returns of the companies in a comparison group of similarly situated companies over a three-year performance period. Our annual incentive compensation program does not reward the mere accumulation of additional properties, but rather is designed to reward our named executive officers for growing and diversifying our existing portfolio with the purchase of nationally recognized branded restaurants and other retail properties that are well located and have creditworthy tenants. Each named executive officer is eligible to earn an annual bonus in an amount that ranged from 0% to 150% of his target annual bonus opportunity. When determining results of the annual incentive compensation program, the Board considers the Company’s progress towards its Environmental, Social and Governance (“ESG”) efforts.
Further, beginning in 2025, we updated our long-term equity incentive compensation program to include an AFFO Per Share Growth metric in addition to the Company’s RSR and TSR goals (as defined and described below). We believe that this change furthers the goal of rewarding our named executive officers for sustainable earnings growth on a per-share basis, directly reflecting the Company’s ability to generate increasing on-going cash flows per share available to shareholders over a three-year performance period.
✔	Stock Ownership Requirements. We have robust stock ownership requirements in place for the CEO and each of our other named executive officers, as well as for our non-employee directors.
✔
Clawback Compensation. We maintain a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and NYSE Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation). In addition, certain incentive equity and cash compensation granted to our named executive officers is subject to clawback if there is a restatement of our financial statements due to fraud in which the executive participated.

✔
Independent Compensation Consultant. The independent Compensation Committee retains an independent compensation consultant to review and provide input to our executive compensation programs and practices including, but not limited to, assisting with our annual say-on-pay vote and consideration of peer groups and market data in determining compensation.

What We Don’t Do:
✘	No Single-Trigger Change in Control Provisions. Upon a change in control in which equity awards are being assumed or continued, a qualifying termination also must occur for the awards to accelerate.
✘
No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by the named executive officers, including excise taxes payable by an executive in connection with a change in control.

✘
No Dividends Paid on Unvested Stock Awards. Dividends on shares of both time-based and performance-based restricted stock and DERs on RSUs are reinvested in additional shares or RSUs, as applicable, which will not be issued to the executive unless and until the underlying restricted shares or RSUs become earned and vested.

✘
No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites. The only perquisite is a membership for a gym, which is offered to all corporate employees.

✘	No Hedging or Pledging of Company Stock. Our Insider Trading Policy prohibits our officers, directors and employees from engaging in hedging and pledging activities.
Compensation Determination Process
Role of the Compensation Committee
The Compensation Committee makes compensation decisions for our named executive officers after careful review and analysis of performance information and market compensation data. The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance in light of such goals and objectives, and makes recommendations to the other independent directors on our Board who will, together with the Compensation Committee, determine and approve the CEO’s compensation, including the annual base salary level, annual bonus opportunity level, and long-term incentive compensation based on this evaluation. In evaluating and recommending the total compensation opportunity for the CEO (including the long-term incentive component), the Compensation Committee may consider a number of factors, including, but not limited to, the Company’s performance and both absolute and relative stockholder return, compensation opportunities (including the value of equity incentives) of chief executive officers at comparable companies, and historical opportunities and outcomes for the CEO (including prior equity grants).

The Compensation Committee also annually reviews and approves the compensation of our other named executive officers and evaluates the performance of such officers before approving their annual base salary level, annual cash bonus opportunity level and long-term incentive compensation.
Role of CEO in Compensation Decisions
The CEO provides recommendations to the Compensation Committee on the compensation for each named executive officer other than himself. The CEO does not make recommendations with respect to his own compensation and is not present during any Compensation Committee deliberations or voting with respect to his compensation. The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities and importance to our overall business strategy.
Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all named executive officers.
Role of the Compensation Consultant
In 2024, the Compensation Committee engaged Semler Brossy as an independent compensation consultant to advise it on matters related to the compensation of our executive officers and directors. The role of the compensation consultant is to serve as an objective third-party advisor to the Compensation Committee on executive and director compensation arrangements, assessing reasonableness of compensation levels in comparison with those of similarly situated companies and the appropriateness of the compensation program structure in supporting the Company’s strategic objectives. The compensation consultant reports directly to the Compensation Committee and the Compensation Committee may replace the compensation consultant at any time. In 2024, Semler Brossy supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iii) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company. Semler Brossy provided no other services to the Company in 2024.
In 2024, the Compensation Committee considered Semler Brossy’s independence and the existence of potential conflicts of interest with Semler Brossy, including by considering the factors prescribed by the NYSE listing rules and SEC rules. Based on such evaluation, the Compensation Committee determined that Semler Brossy is independent from management and that no conflict of interest exists.
Use of Peer Group and Market Data
The Compensation Committee uses peer group data as one tool in assessing and determining pay for our named executive officers, with secondary testing to a broader pay survey focused on the real estate industry. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices and overall industry performance. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data. However, over reliance on market data can provide an incomplete picture, and therefore we also factor in an individual’s personal contributions to the organization, unique qualifications and skill sets and the particular circumstances of our Company, and ultimately strive to create compensation magnitudes that are appropriate for the risk profile of our Company today and over the longer-term.
The Compensation Committee has retained Semler Brossy to, among other things: (i) assist in comparing our executive compensation to that of our peers and (ii) analyze trends in compensation in the marketplace, generally, and specific compensation program design changes among our peers, more specifically.

With respect to 2024, with recommendations from Semler Brossy, the Compensation Committee selected the companies to be included in our peer group based on a number of factors, including company size (particularly enterprise value and assets), business focus, complexity of operations, and geographic reach. The Compensation Committee, with advice from Semler Brossy, annually reviews our peer group and may update its composition to better reflect our competitive landscape or, if necessary, to account for any corporate changes, including acquisitions and dispositions. The following peer group was used by the Compensation Committee in 2024 for reviewing the executive compensation program.

Acadia Realty Trust
Agree Realty Corp.
American Assets Trust, Inc.
Broadstone Net Lease, Inc.
Centerspace
EPR Properties
Essential Properties Realty Trust, Inc.
Getty Realty Corp.
LXP Industrial Trust
NETSTREIT Corp.
One Liberty Properties, Inc.
Retail Opportunity Investments Corp.
Saul Centers, Inc.
STAG Industrial, Inc.

The peer group reflected the following changes from our 2023 peer group, which were made with the goal of maintaining a peer group with core businesses as similar to the Company’s as possible:

Added:	Removed:
Essential Properties Realty Trust, Inc.	Urstadt Biddle Properties, Inc.
RPT Realty
Spirit Realty Capital, Inc.

The removal of each company from the peer group was a result of a corporate change whereby the company was acquired.
Say-on-Pay
We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our named executive officers (a “say-on-pay proposal”). At our 2024 annual meeting, approximately 97.7% of the votes cast were voted in favor of our say-on-pay proposal. The Compensation Committee considered these 2024 results and will continue to consider the outcome of our say-on-pay proposals when making compensation decisions for our named executive officers. At our 2023 annual meeting, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our Board determined to hold a “say-on-pay” advisory vote every year. An annual advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Accordingly, our next advisory say-on-pay vote (following the say-on-pay proposal at this annual meeting) is expected to occur at our annual meeting in 2026.
Elements of Compensation
Base Salary
We pay our named executive officers base salaries in keeping with the scope, prominence and impact of their respective positions, as well as competitive requirements. Base salaries provide a predictable, stable source of cash income to help retain and motivate our named executive officers.
In January 2024, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in the annual base salary of each of Messrs. Lenehan, Morgan and Brat, as shown in the table below. The Compensation Committee approved these increases in recognition of the named executive officer’s contribution to the Company’s strong performance in 2023, taking into account the base salaries of similarly situated executive officers at the Company’s peers.

Our named executive officers’ base salaries for 2024 are set forth in the table below.

Named Executive Officer	2023 Base Salary	2024 Base Salary	Percent Change
William H. Lenehan	$670,000	$690,100(1)	3%
Patrick L. Wernig	N/A	$420,000(2)	N/A
Gerald R. Morgan	$477,794	$492,127(3)	3%
James L. Brat	$435,000	$448,050	3%

(1)
Beginning in 2021, Mr. Lenehan’s annual base salary has been paid in cash with respect to $589,050, and with respect to the remaining portion in an RSU award. Accordingly, on January 19, 2024, Mr. Lenehan was granted a one-time RSU award with an aggregate grant date fair value of $99,810 in respect of portion of his annual base salary above $589,050. The RSU award vested in full on January 22, 2025.

(2)	Reflects Mr. Wernig’s annual base salary following his appointment to Chief Financial Officer in May 2024.
(3)
Reflects Mr. Morgan’s annual base salary as Chief Financial Officer through May 2024, at which time Mr. Morgan became an advisor to the Company through September 30, 2024. During this advisory period, Mr. Morgan’s base salary was $50,000 per month. His actual base salary for 2024 was pro-rated for the portion of the 2024 fiscal year during which he was employed.

Annual Incentive Compensation
The Company’s named executive officers were eligible to earn discretionary annual performance bonuses for the calendar year 2024 under our annual bonus program, based on the Compensation Committee’s (or, for Mr. Lenehan, the Board’s) overall assessment of certain Company and/or executive performance objectives for the year. The purpose of our annual incentive compensation program is to motivate the achievement of corporate and individual strategic objectives on an annual basis and to reward financial and operating performance and leadership excellence. Performance criteria considered when determining annual bonuses include, among others, the following: Achievement of Individual Goals, Acquisition Quality/Yield/Volume, AFFO per share growth, Absolute and Relative Total Shareholder Return, Financial Leverage, Credit Trends, 360-degree employee feedback and ESG Progress. The Compensation Committee believes that each component of the performance criteria furthers the goal of the Company’s compensation program to align named executive officers’ compensation with creating long-term shareholder value.
The target annual bonus opportunities of the named executive officers for calendar year 2024 are displayed in the chart below, pursuant to the executives’ employment agreements with the Company, which are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table”. Each named executive officer was eligible to earn an annual bonus for 2024 in an amount that ranged from 0% to 150% of his target annual bonus opportunity.

Named Executive Officer	2024 Base Salary	2024 Target Annual Bonus (as a % of Base Salary)	2024 Target Annual Bonus
William H. Lenehan	$690,100	125%	862,265
Patrick L. Wernig	$420,000	70%	294,000
Gerald R. Morgan(1)	$492,127	65.06%	320,211
James L. Brat	$448,050	65%	291,233

(1)	Mr. Morgan’s actual 2024 annual bonus was pro-rated for the portion of the 2024 fiscal year during which he was employed as our Chief Financial Officer.
The Compensation Committee determined each named executive officer’s annual bonus amount for 2024 in its discretion based on its evaluation of the executive’s individual performance for the year and contributions to the Company’s overall success. Accordingly, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved the annual bonus amounts for the executives for 2024 displayed in the chart below.
Under our annual incentive compensation program, bonuses (to the extent earned) are payable in cash up to the target amount and in shares for any amounts earned over the target amount. We believe that partial payment in fully vested shares underscores an ownership ethic among our senior-most executives and align their interests with those of our shareholders. Therefore, the named executive officers received their annual bonuses as follows: (i) with respect to an amount up to the executive’s 2024 target annual bonus opportunity (or, with respect to Mr. Lenehan, up to 100% of his 2024 annual base salary), in cash and (ii) with respect to the amount earned above their target annual bonus opportunity (or, for Mr. Lenehan, above his annual base salary), in the form of fully vested shares of our common stock issued to the executives on January 22, 2025 under our 2015 Plan. The number of shares issued to each of the executives is displayed in the chart below and was determined based on the closing price of the Company’s common stock on January 22, 2025 ($27.48).

Named Executive Officer	2024 Target Annual Bonus	Earned 2024 Bonus (as a % of Target)	2024 Bonus Payout (Total Value)	Fully-Vested Shares Issued for Payout Above Target (#)
William H. Lenehan	$862,625	150%	$1,293,938(1)	15,696
Patrick L. Wernig	$294,000	150%	$441,000	5,349
Gerald R. Morgan	$320,211	100%	$106,737(2)	N/A
James L. Brat	$291,233	150%	$436,850	5,299

(1)
Any amount of Mr. Lenehan’s 2024 bonus payable above his annual base salary of $690,100 was payable in fully vested shares of our common stock. With respect to 2024, Mr. Lenehan received 21,974 fully vested shares, which represented $603,838.

(2)	The 2024 bonus payout for Mr. Morgan reflects achievement at target performance and was pro-rated for the portion of the 2024 fiscal year during which he was employed as our Chief Financial Officer.
Annual Long-Term Incentive Compensation
In 2024, each named executive officer was granted an annual long-term equity incentive award under the 2015 Plan. The Compensation Committee grants long-term equity incentive awards in order to attract and retain talented executives, to motivate future performance and to link compensation to performance of the Company’s stock over a multi-year period. The Compensation Committee believes that long-term equity incentive awards align the long-term interests of the named executive officers with the interests of the Company and the Company’s stockholders.
In January 2024, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in each named executive officer’s (other than Mr. Wernig) aggregate target value for his annual long-term incentive award in recognition of each executive’s strong performance during calendar year 2023 and to motivate future performance and further align the interests of our named executive officers and our stockholders. The aggregate target values of the executives’ 2024 annual long-term incentive awards are displayed in the table below. Each executive’s long-term equity incentive award for calendar year 2024 was granted 50% in the form of performance-based RSUs (which we refer to as “performance-based restricted stock” in this proxy statement) and 50% in the form of time-based RSUs (which we refer to as “time-based restricted stock” in this proxy statement). However, in anticipation of Mr. Morgan’s anticipated retirement in 2024, his long-term equity incentive award was granted solely in the form of time-based restricted stock.
The Compensation Committee (and, in the case of Mr. Lenehan, all of the independent directors on our Board) approved the following annual long-term equity incentive awards to the named executive officers: (i) Mr. Lenehan – 60,551 shares of time-based restricted stock and a target award of 60,551 shares of performance-based restricted stock; (ii) Mr. Morgan – 10,227 shares of time-based restricted stock; (iii) Mr. Brat – 12,644 shares of time-based restricted stock and a target award of 12,644 shares of performance-based restricted stock; and (iv) Mr. Wernig – 10,766 shares of time-based restricted stock and a target award of 10,766 shares of performance-based restricted stock. The total number of shares of restricted stock awarded to each executive was determined by dividing the aggregate target value of the annual long-term incentive award, as displayed in the table below, by the average closing price of the Company’s common stock for the five consecutive trading days ending on the grant date.

Named Executive Officer	2024 Aggregate Target Long-Term Incentive	Portion Granted as Performance- Based Restricted Stock (50%)	Portion Granted as Time-Based Restricted Stock (50%)
William H. Lenehan	$2,959,706	$1,479,853	$1,479,853
Patrick L. Wernig(1)	$520,000	$260,000	$260,000
Gerald R. Morgan	$249,925	$—(2)	$249,925
James L. Brat	$618,000	$309,000	$309,000

(1)
In January 2024, as part of his annual long-term incentive award opportunity, Mr. Wernig received 5,721 shares of time-based restricted stock and a target award of 5,721 shares of performance-based restricted stock. In connection with his promotion to Chief Financial Officer, in May 2024, Mr. Wernig received additional awards to bring his annual long-term incentive award opportunity in line with his new responsibilities as our Chief Financial Officer; specifically, he received an additional 5,045 shares of time-based restricted stock and an additional target award of 5,045 shares of performance-based restricted stock.
(2)	Mr. Morgan was not granted a performance-based restricted stock award in 2024.
Time-Based Restricted Stock. The shares of time-based restricted stock granted to Messrs. Lenehan, Wernig and Brat in 2024 will vest in equal installments on each of the first three anniversaries of the grant date, and those shares of time based-restricted stock granted to Mr. Morgan in 2024 will vest in equal installments on the first two anniversaries of the grant date, in each case, subject to the executive’s continuous employment with the Company through the applicable vesting date. If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than “cause” (as defined in the 2015 Plan), death or “disability” (as defined in the applicable award agreement), or the executive resigns for “good reason” (as defined in the applicable award agreement), then the executive will become vested in a pro-rated number of shares, which will be determined based on the number of full months during the 36-month vesting period that the executive was employed by the Company, plus six additional months of service credit. If, within two years after the date of the consummation of a “change in control” (as defined in the 2015 Plan), the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become immediately vested in all of the shares. If the executive dies or becomes disabled prior to the vesting of the shares, then the executive will become immediately vested in all of the shares. All dividends payable with respect to the shares will be reinvested in additional shares of restricted stock, in the form of dividend equivalent units, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying shares of restricted stock.
Performance-Based Restricted Stock. The shares of performance-based restricted stock granted to each executive in 2024 (the “Target Shares”) will vest based on the Company’s achievement of a performance measure approved by the Compensation Committee over a three-year performance period commencing on January 1, 2024 and ending on the earlier of December 31, 2026 and the date on which a “change in control” (as defined in the 2015 Plan) is consummated (the “Performance Period”). The performance measure is based in equal parts on (i) the Company’s total stockholder return (“TSR”) relative to the TSRs of the companies in a comparison group selected by the Compensation Committee (“RSR”) and (ii) the Company’s absolute TSR. While our executive pay peer group is made up of comparably-sized REITs in terms of enterprise value and assets in order to provide meaningful and appropriate compensation benchmark information, we have developed a separate performance peer set for comparisons of RSR within our performance share program, as described below. The RSR performance peer set is focused entirely on triple-net-lease REITs, which our Compensation Committee believes enables close comparisons with our market performance.
Each executive is eligible to become vested in between 0% and 200% of his Target Shares based on the achievement of the RSR and TSR performance measures, with each measure accounting for between 0% and 200% of the portion of the Target Shares that are eligible to vest according to that specific performance measure. After the Company’s TSR and RSR percentile is determined, the number of shares of restricted stock that vest will be determined by multiplying the executive’s Target Shares (that vest according to that specific measure) by the applicable percentage listed in the tables below.

Company RSR Relative to Comparison Group RSRs over Performance Period(1)	Percentage of Target Shares that Vest due to RSR(2)
Maximum (75th Percentile)	200%
Target (50th Percentile)	100%
Threshold (25th Percentile)	0%
Below Threshold (<25th Percentile)	0%

(1)
The comparison group consists of the following companies: Agree Realty Corp., Broadstone Net Lease, Inc., EPR Properties, Essential Properties Realty Trust, Inc., Getty Realty Corp., Netstreit Corp., NNN REIT, Inc., One Liberty Properties, Inc., and Realty Income Corp. National Retail Properties, Inc. formally changed its name to NNN Reit, Inc. in April 2023.

(2)	To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the Target Shares that vest.

Company TSR over Performance Period	Percentage of Target Shares that Vest due to TSR(1)
Maximum (36.76% TSR)	200%
Target (22.50% TSR)	100%
At or Below Threshold (9.27% TSR)	0%

(1)	To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the Target Shares that vest.
Except as described below, each named executive officer must remain employed through the end of the Performance Period in order to vest in any of his shares. If the executive’s employment is terminated by the Company for cause following the end of the Performance Period and prior to the date on which the Compensation Committee certifies the level of achievement of the performance measure, then the executive will forfeit his award in full.
If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than cause, due to the executive’s death or disability, or by the executive for good reason, then the executive will become vested in the total number of his Target Shares and will be issued a number of “Additional Shares” if, following the end of the Performance Period, the Compensation Committee certifies that more than 100% of the Target Shares would have become vested based on actual performance, in each case on a pro rata basis, determined based on the number of full months that the executive was employed by the Company during the Performance Period through his date of termination.
In the event of a change in control, the Company’s TSR goals will be pro-rated to reflect the shortened Performance Period. In addition, if, within two years after the date of the consummation of a change in control, the executive’s employment is terminated by the Company for any reason other than cause, due to the executive’s death or disability, or by the executive for good reason, then the executive will become immediately vested in a number of Target Shares and/or Additional Shares, if any, based on actual performance measured through the date of the change in control.
All dividends paid with respect to the vested Target Shares will be reinvested in additional shares of stock, in the form of dividend equivalent units, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying Target Shares.
Patrick Wernig Promotion RSU Agreement
In connection with Mr. Wernig’s promotion to Chief Financial Officer in May 2024, the Company granted to Mr. Wernig 12,611 shares of time-based restricted stock, which vest in full on the third anniversary of the grant date, subject to Mr. Wernig’s continued employment with the Company through the applicable vesting date.
Actual Performance of 2022 Performance-Based Restricted Stock
On January 22, 2025, the Compensation Committee and the Board determined that the performance-based restricted stock granted in 2022 to Messrs. Lenehan, Morgan, Wernig and Brat with a performance period ended on December 31, 2024 vested above the target amounts resulting in 108.4% vesting of all shares subject to such awards. Our TSR over the performance period was 14.1%, and our relative TSR was above the threshold goal of the 33rd percentile.
Other Compensation Practices and Policies
Clawback Policy with Respect to Stock Awards. Certain time-based restricted stock and performance-based restricted stock award agreements and our executive employment agreements in effect for 2024 provide that if (i) the Company is required to restate its financial statements due to fraud and (ii) the Compensation Committee determines that any of our named executive officers has knowingly participated in such fraud, then the Compensation Committee may, at any time within two years following such restatement, require the executive to (a) return to the Company any shares that vested under the applicable award agreement and any distributions received by the executive with respect to such shares and (b) pay to the Company the amount of any proceeds received by the executive from the disposition of any such shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Compensation Committee determination. The award agreements also provide that the shares issued to the executive thereunder, any distributions received by the executive with respect to such shares, and any proceeds received by the executive from the disposition of any such vested shares will be subject to mandatory repayment by the executive to the Company to the extent the executive is, or in the future becomes, subject to (A) any “clawback” or recoupment policy that is adopted by the Company or (B) any applicable laws which impose mandatory recoupment.
Compensation Recovery Policy. We maintain a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and NYSE Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation).
Restrictive Covenants. The time-based restricted stock and performance-based restricted stock award agreements each contain certain restrictive covenant provisions, including restrictive covenants relating to the non-disclosure of confidential information and trade secrets, non-competition, non-solicitation of vendors, suppliers and licensees and non-recruitment of employees. The non-competition, non-solicitation and non-recruitment covenants apply during the executive’s employment with the Company and run for twenty-four months following the executive’s termination of employment for any reason, provided that, if the executive is a resident of California and subject to its laws, then the non-competition covenant will not apply and the non-solicitation and non-recruitment covenants will be limited to apply only where the executive uses or discloses confidential information or trade secrets when engaging in the restricted activities. Each of our named executive officers is a resident of California.
Severance and Change in Control Benefits
In addition to the treatment of outstanding equity awards on a qualifying termination and/or change in control described above, we have employment agreements with our named executive officers, pursuant to which the executives may receive certain severance payments and benefits in connection with certain terminations of employment. The material terms of these agreements are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Other Employee Benefits and Perquisites
We provide broad-based health and welfare benefits to all of our corporate employees, including our named executive officers, that are intended to attract and retain employees while providing them with health and welfare security. Our named executive officers are eligible to receive the same benefits, (including life and health benefits and vacation, holiday and sick time) that are available to all other corporate employees.
Our corporate employees are also eligible to participate in our 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to our 401(k) plan. For 2024, we matched up to 4% of each employee’s salary, subject to applicable statutory compensation limitations.
We do not provide executive perquisites to our named executive officers.
Stock Ownership Policy
We believe that equity ownership by our named executive officers further aligns their interests with our stockholders’ interests. To that end, we maintain a stock ownership policy that applies to all of our named executive officers. Pursuant to such stock ownership policy, (i) the CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least six times the CEO’s annual base salary and (ii) each other named executive officer is required to own shares of our common stock or common stock equivalents that have a market value equal to at least three times the executive’s annual base salary. Each executive is required to retain 50% of net shares (after payment of applicable taxes) received by the executive from any equity award until the applicable stock ownership requirement is achieved. As of December 31, 2024, all of our named executive officers were in compliance with our stock ownership policy.
Prohibition on Short Sales, Hedging, Pledging and Margin Accounts
Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities and (iv) purchasing our securities on margin or pledging our securities as collateral. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally prohibits publicly held corporations from taking a tax deduction for annual compensation in excess of $1 million paid to any of the corporation’s “covered employees,” which include its chief executive officer, chief financial officer and three other most highly compensated executive officers, unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017.
We believe that we qualify as a REIT under the Internal Revenue Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Internal Revenue Code may not affect the amount of federal income tax payable by the Company. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m) of the Internal Revenue Code, the loss of this deduction will increase the Company’s Earnings & Profits for 2024 and, accordingly, increase the amount of distributions paid in 2023 that would be characterized as dividends. In approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code; however, we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers during the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William H. Lenehan, President and Chief Executive Officer	2024	690,100(4)	862,625	2,942,778	121,210	4,616,714
	2023	670,000	837,500	3,580,283	254,283	5,342,066
	2022	661,798	661,798	2,223,573	82,293	3,629,462
Patrick L. Wernig, Chief Financial Officer	2024	401,086(5)	294,000	827,563	25,556	1,548,205
Gerald R. Morgan, Former Chief Financial Officer	2024	167,771(6)	106,737	246,880	297,738	819,125
	2023	477,794	310,884	951,934	85,192	1,825,804
	2022	455,042	296,080	691,265	32,901	1,475,288
James L. Brat, Chief Operations Officer, General Counsel and Secretary	2024	448,050	291,233	614,498	33,475	1,387,256
	2023	435,000	282,750	1,177,581	57,461	1,952,764
	2022	430,076	222,453	443,876	24,480	1,120,886

(1)
Amounts reported in fiscal 2024 reflect discretionary cash annual bonuses paid to our named executive officers under our 2024 annual incentive compensation program for such year. For Mr. Lenehan, amounts reflect 100% of his 2024 target annual bonus opportunity that was earned under our annual incentive compensation program for such year; the Company decided to pay the portion of his annual bonus earned above 100% of his annual base salary in fully vested shares of our common stock (6,278).

For fiscal year 2024, each of Messrs. Lenehan, Wernig and Brat received 150% of his target annual bonus. Pursuant to Mr. Lenehan’s election, any portion of his earned annual bonus that is between his annual base salary and his target bonus was to be paid in the form of fully vested shares of our common stock valued at $172,525 and covering 6,278 shares. In addition, at the election of the Company made in 2025, the portion of Messrs. Lenehan, Brat and Wernig’s annual bonus that was earned above target was paid in the form of fully vested shares of our common stock valued at $431,313 for Mr. Lenehan, $145,617 for Mr. Brat and $147,000 for Mr. Wernig, which shares were issued on January 22, 2025 under our 2015 Plan. The number of such shares issued to Mr. Lenehan (15,696), Mr. Brat (5,299) and Mr. Wernig (5,349) was determined based on the closing price of the Company’s common stock on such date. In accordance with SEC disclosure rules, the value of the bonuses earned by each executive up to target (including the 6,278 shares granted to Mr. Lenehan) is set forth in the table above, and the value of stock awards that represent the bonuses earned above target will be disclosed in the Stock Awards column of our Summary Compensation Table in next year’s proxy statement.
Please see the description of the 2024 annual incentive compensation program under “Annual Incentive Compensation” in the CD&A above.
(2)
Amounts include the aggregate grant date fair value of the time-based restricted stock and performance-based restricted stock awards granted to Messrs. Lenehan, Wernig, Morgan and Brat in 2024, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock award granted to each of Messrs. Lenehan, Wernig, Morgan and Brat ($1,461,701, $259,891, $246,880 and $305,226, respectively) is equal to the closing price of our common stock on the grant date multiplied by the number of shares of time-based restricted stock granted to each executive (60,551, 10,776, 10,227 and 12,644). The grant date fair value of the time-based RSUs granted to Mr. Wernig of $304,430 is equal to the closing price of our common stock on the grant date ($24.14) multiplied by the number of shares of time-based restricted stock granted (12,611).

The grant date fair value of the performance-based restricted stock award granted to each executive in 2024 is as follows: Mr. Lenehan - $1,481,077; Mr. Wernig - $263,242; and Mr. Brat - $309,272. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model and assumes 100.1% of the target performance will be achieved for those awards granted to Messrs. Lenehan, Wernig, and Brat and solely with respect for the award granted to Mr. Wernig in May 2024 assumes 102.8% of the target performance, as such level of achievement represents the probable outcome of the applicable performance measure as of the grant date. If the maximum level of performance is achieved, the grant date fair value of the performance awards to Messrs. Lenehan, Wernig, and Brat would be valued at $2,959,706, $519,624, and $618,000, respectively. More information on the assumptions made when calculating the grant date fair values of the performance-based restricted stock awards is found in Note 11 (Stock-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
Amounts consist of (i) Company-paid contributions to our 401(k) plan on behalf of each of our named executive officers ($13,800), (ii) the dividends and/or dividend equivalent units paid on vested equity awards ($107,410 (for Mr. Lenehan), $11,756 (for Mr. Wernig), $29,585 (for Mr. Morgan) and $19,675 (for Mr. Brat)), and (iii) consulting fee earned by Mr. Morgan in 2024 ($245,455), as well as the Company-paid health coverage provided to him under the Transition Agreement (as defined and discussed below) ($8,898).

(4)
At Mr. Lenehan’s election, in lieu of receiving his increase in annual base salary in cash for 2024, the Company granted Mr. Lenehan a one-time RSU award on January 19, 2024 with a grant-date fair value of $99,810. The RSU award vested in full on January 22, 2025.

(5)	Mr. Wernig was appointed as our Chief Financial Officer in May 2024. His salary paid for 2024 reflects the change in his salary in connection with the appointment.
(6)	Mr. Morgan’s employment with the Company ended on September 30, 2024. His salary was prorated for the portion of the 2024 fiscal year during which he was employed.
Grants of Plan-Based Awards Table
The table below sets forth information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2024.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
William H. Lenehan	1/19/2024	30,275	60,551	121,101	—	1,481,077
	1/19/2024	—	—	—	60,551	1,461,701
	1/19/2024	—	—	—	4,135	99,810
Patrick L. Wernig	1/19/2024	2,860	5,721	11,441	—	139,936
	1/19/2024	—	—	—	5,721	138,105
	5/3/2024	2,522	5,045	10,088	—	123,306
	5/3/2024	—	—	—	5,045	121,786
	5/3/2024	—	—	—	12,611	304,430
Gerald R. Morgan	1/19/2024	—	—	—	10,227	246,880
James L. Brat	1/19/2024	6,322	12,644	25,286	—	309,272
	1/19/2024	—	—	—	12,644	305,226

(1)
These amounts represent the potential range of payouts of performance-based restricted stock awards granted under our 2015 Plan, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026.

(2)
For Mr. Lenehan, these amounts represent (i) 60,551 restricted shares in the form of a time-based restricted stock award granted under the 2015 Plan, which vests in equal installments on each of the first three anniversaries of the grant date and (ii) 4,135 RSUs in the form of a time-based restricted stock unit award granted under the 2015 Plan in lieu of a portion of Mr. Lenehan’s base salary, which vested entirely on January 22, 2025, the first anniversary of the grant date, with both awards subject to Mr. Lenehan’s continuous employment with the Company through the applicable vesting date.

For Mr. Morgan, these amounts represent 10,227 restricted shares in the form of time-based restricted stock awards granted under the 2015 Plan, which vest in equal installments on each of the first two anniversaries of the grant date, subject to the executive’s continuous employment with the Company through the applicable vesting date.
For Mr. Brat, these amounts represent 12,644 restricted shares in the form of a time-based restricted stock award granted under the 2015 Plan, which vests in equal installments on each of the first three anniversaries of the grant date.
For Mr. Wernig, these amounts represent (i) 5,721 and 5,045 restricted shares in the form of time-based restricted stock awards granted under the 2015 Plan, which vest in equal installments over a three year period vesting in January of the applicable year consistent with the vesting schedule applicable to other NEOs, and (ii) 12,611 RSUs in the form of a time-based restricted stock unit award granted under the 2015 Plan, which vests entirely on May 3, 2028, the third year anniversary of the grant date, subject to Mr. Wernig’s continuous employment with the Company through the applicable vesting date.
(3)
The grant date fair values of the restricted stock awards were computed in accordance with FASB ASC Topic 718. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model. The probable outcome of the applicable performance measure for the performance-based restricted stock as of the grant date is that 100.1% (for the awards granted on January 19, 2024) and 102.8% (for the award granted on May 3, 2024) of the target performance levels for vesting will be met. More information on the assumptions made when calculating the grant date fair values of the performance-based restricted stock awards is found in Note 11 (Stock-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2024.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
In 2024, we were party to employment agreements with each of our named executive officers (the “Employment Agreements”). The below describes the Employment Agreement in effect for Mr. Morgan prior to his retirement as our Chief Financial Officer in May 2024, as well as his Transition Agreement, which became effective in connection with his retirement.

Employment Agreements with Lenehan, Morgan and Brat
The term of the Employment Agreements with Messrs. Lenehan, Morgan and Brat were for an initial period commencing on November 27, 2018 and ending on November 27, 2021, with automatic renewals for additional one year periods unless either party gives written notice of nonrenewal. On September 19, 2023, the executives executed amendments to their Employment Agreements extending the term of employment to April 30, 2024. The Employment Agreements for Lenehan and Brat were further amended and restated in 2024, as described below.
Under the Employment Agreements, Messrs. Lenehan, Morgan and Brat are paid an annual base salary, subject to annual review and adjustment, and are eligible to participate in the Company’s existing and future bonus and equity incentive plans and other incentive compensation programs for our senior executives, as well as all employee benefit and insurance plans sponsored or maintained for our senior executives.
Under these Employment Agreements, if any executive’s employment is involuntarily terminated by the Company without “cause” (including a termination due to the Company’s nonrenewal of the term of the agreement) or voluntarily terminated by the executive for “good reason” (each, as defined in the applicable Employment Agreement), then subject to the executive’s compliance with the restrictive covenants set forth in the agreement and his execution and nonrevocation of a release of claims substantially in the form attached to the agreement, the executive will be eligible to receive a severance payment of (A) a lump-sum amount equal to 1.5 times, for Mr. Lenehan, or one times, for Messrs. Morgan and Brat, the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) except in the case of termination due to the Company’s nonrenewal of the term of the agreement, the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination, payable in a lump-sum at the time the Company pays bonuses to its senior executives. In addition, the Company will reimburse the named executive officer on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
These Employment Agreements further provide that if the executive’s employment is involuntarily terminated by the Company without “cause” (not including a termination due to the Company’s nonrenewal of the term of the agreement) or voluntarily terminated by the executive for “good reason,” in each case immediately prior to, on, or within 24 months following a change in control of the Company, then subject to the same conditions, the executive will be eligible to receive a severance payment of (A) a lump-sum amount equal to 2.5 times, for Mr. Lenehan, or 1.5 times, for Messrs. Morgan and Brat, the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination, payable in a lump-sum at the time the Company pays bonuses to its senior executives. In addition, the Company will reimburse the executive on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
The Employment Agreements further provide that if the executive’s employment is terminated due to his death or “disability” (as defined in the applicable Employment Agreement), then the Company will reimburse the executive (or his eligible dependents in the event of his death) on a monthly basis for up to 18 months of health care benefits coverage at the same level provided to the executive at the time of his termination.
The Employment Agreements provide that, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the named executive officer than receiving the full amount of such payments.
The Employment Agreements also require the executives to comply with several restrictive covenants, including confidentiality and non-disparagement covenants which apply during and after the term of the executive’s employment with the Company and an employee non-solicitation covenant which applies during the course of the executive’s employment with the Company and for a 12-month period thereafter.

Amended and Restated Employment Agreements with Lenehan and Brat
In March 2024, we entered into amended and restated employment agreements (the “A&R Employment Agreements”) with Messrs. Lenehan and Brat. The A&R Employment Agreements amend and restate the Employment Agreements. The material changes are as follows:
•	A&R Employment Agreements extend the initial term of the agreements from April 30, 2024 to the first anniversary of the effective date of each of the A&R Employment Agreements.
•	The A&R Employment Agreements set forth Messrs. Lenehan’s and Brat’s “target” annual bonus and “target” annual equity-based award opportunity.
•
The A&R Employment Agreements clarify that Messrs. Lenehan and Brat are eligible to receive a pro-rated annual bonus in connection with any qualifying termination of their employment, including in connection with non-renewal of the A&R Employment Agreement by the Company.

•
The A&R Employment Agreements clarify that Messrs. Lenehan and Brat are eligible to receive enhanced change in control severance in connection with non-renewal of the A&R Employment Agreement by the Company.

Employment Agreement with Wernig
In connection with Mr. Wernig’s appointment as the Company’s Chief Financial Officer, the Company and Mr. Wernig entered into an Employment Agreement on April 24, 2024. Pursuant to the Employment Agreement, he will receive (i) a $420,000 annual base salary, (ii) a target annual bonus opportunity equal to 70% of his annual base salary and (iii) a target annual equity-based award opportunity equal to $520,000. The other terms and conditions of Mr. Wernig’s Employment Agreement are consistent with those set forth in the Employment Agreement (as amended by the A&R Employment Agreement) for Mr. Brat, as described above.
Transition Agreement with Morgan
In connection with Mr. Morgan’s retirement as the Company’s Chief Financial Officer, the Company and Mr. Morgan entered into a Transition Agreement, effective as of May 3, 2024, which was amended on September 17, 2024 (the “Transition Agreement”).
Under the Transition Agreement, Mr. Morgan served as an advisor to the Company and remained in this part-time employment position until September 30, 2024. During this period, Mr. Morgan was entitled to receive the following payments and benefits: (i) a base salary in the amount of $50,000 per month and (ii) continued vesting of his outstanding Company equity awards. In addition, Mr. Morgan remained eligible to earn an annual cash bonus for the Company’s fiscal year 2024, pro-rated for the period in which Mr. Morgan was employed as the Company’s Chief Financial Officer.
On October 1, 2024, Mr. Morgan became a consultant of the Company and will remain in service with the Company until February 28, 2026 (unless his service is earlier terminated in accordance with the Transition Agreement). During this period, Mr. Morgan will be entitled to receive the following payments and benefits: (i) a consulting fee in the amount of $8,000 per month, (ii) continued vesting of his outstanding Company equity awards and (iii) Company-paid healthcare coverage.
Under the Transition Agreement, on a termination of Mr. Morgan’s employment or service by the Company without “cause” (as defined in the Transition Agreement), Mr. Morgan will be entitled to receive the following payments and benefits:
•	any remaining base salary and/or consulting fee that would have been earned by Mr. Morgan had he remained in service with the Company through February 28, 2026;
•	accelerated vesting of all Company equity awards held by Mr. Morgan as of the termination date, with the performance-based equity awards vesting in accordance with applicable award agreements; and
•	Company-paid continued healthcare coverage during the period commencing on the termination date and ending on February 28, 2026.
The payments and benefits described above are subject to Mr. Morgan’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary restrictive covenants and are in addition to any accrued amounts or any earned but unpaid consulting fees.

In addition, under the Transition Agreement, Mr. Morgan acknowledged and agreed to continue to comply with his existing restrictive covenant arrangements with the Company.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2024.

	Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William H. Lenehan	1/19/2024	60,551(3)	1,643,354	121,102	3,286,708
	1/22/2023	33,959(3)	921,647	101,876	2,764,915
	1/22/2022	16,317(3)	442,843	39,590	1,074,468

Patrick L. Wernig	1/19/2024	5,721(3)	155,268	11,442	310,536
	5/3/2024	5,045(3)	136,921	10,090	273,843
	5/3/2024	12,611(4)	342,263	—	—

Gerald R. Morgan	1/19/2024	10,227(3)	277,561	—	—
	1/22/2023	8,603(3)	233,485	25,808	700,429
	1/22/2022	4,843(3)	131,439	11,637	315,821

James L. Brat	1/19/2024	12,644(3)	343,158	25,288	686,316
	1/22/2023	21,272(3)	577,322	21,274	577,376
	1/22/2022	2,992(3)	81,203	7,397	200,760
	1/22/2020	13,937(5)	378,250	—	—
(1)	Amounts reported are based on the closing market price of our common stock ($27.14) on December 31, 2024.
(2)
These awards consist of shares of performance-based restricted stock under our 2015 Plan, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2024 and ending on December, 31, 2026 (with respect to the awards granted in 2024), January 1, 2023 and ending on December 31, 2025 (with respect to the awards granted in 2023) and January 1, 2022 and ending on December 31, 2024 (with respect to the awards granted in 2022). The number in the table reflects the number of shares of restricted stock that the executive will earn based on achieving the maximum level of performance for the awards granted in 2023 and 2024. The level of achievement assumed for each award is the next higher performance level (i.e., target or maximum) that exceeds the actual performance level achieved in respect of each award calculated as of December 31, 2024, in accordance with SEC rules. The number of shares of restricted stock, if any, that will be earned by the executive will depend on the actual performance level achieved by the Company for the applicable three-year performance period. The number in the table reflects the number of shares of restricted stock that the executive earned based on achieving the 108.4% level of performance for the awards granted in 2022, as the performance level achieved was calculated on December 31, 2024.

(3)
These awards consist of shares of time-based restricted stock under our 2015 Plan, which vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date.

(4)
This award consists of time-based restricted stock under our 2015 Plan, which vests entirely on the third anniversary of the grant date, subject to Mr. Wernig’s continuous employment with the Company through the applicable vesting date.

(5)
This award consists of time-based restricted stock under our 2015 Plan, which vests entirely on the fifth anniversary of the grant date, subject to Mr. Brat’s continuous employment with the Company through the applicable vesting date.

Option Exercises and Stock Vested
The following table sets forth information with respect to the stock vested for each named executive officer during the fiscal year ended December 31, 2024. We do not have any outstanding options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
William H. Lenehan	49,823	1,210,201
Patrick L. Wernig	5,168	125,531
Gerald R. Morgan	13,077	317,640
James L. Brat	9,074	220,407

(1)	Reflects shares of time-based and performance-based restricted stock that vested in 2024.
(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.
(3)	Reflects the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting date by the number of shares that vested on such date.
Potential Payments Upon Termination or Change in Control
The following table sets forth quantitative information with respect to potential payments and benefits to our named executive officers in connection with certain qualifying terminations of employment under their respective A&R Employment Agreements, assuming that the qualifying termination of employment occurred on December 31, 2024. A description of these payments and benefits appears above in the sections entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Elements of Compensation.” The amounts reported in the “Stock Awards” column below are based on the closing price of our common stock ($27.14) on December 31, 2024. Amounts reported below assume that no “best-pay cap” reduction would apply.

Name	Cash Severance Payments ($)(1)	Stock Awards ($)(2)	Health Care Benefits ($)(3)	Total ($)
William H. Lenehan
Termination Without Cause, for Good Reason or due to Company Non-Renewal	3,623,026	4,559,950	43,254	8,226,229
Termination Without Cause, for Good Reason or due to Company Non-Renewal After a Change in Control	5,175,751	5,642,162	43,254	10,861,116
Termination following Death or Disability	—	7,368,781	43,254	7,412,0355

Patrick L. Wernig
Termination Without Cause, for Good Reason or due to Company Non-Renewal	1,155,000	1,897,547	56,165	3,108,713
Termination Without Cause, for Good Reason or due to Company Non-Renewal After a Change in Control	1,512,000	2,239,918	56,165	3,808,084
Termination following Death or Disability	—	2,500,083	56,165	2,556,248

Gerald R. Morgan(4)
Termination Without Cause, for Good Reason or due to Company Non-Renewal	—	—	—	—
Termination Without Cause, for Good Reason or due to Company Non-Renewal After a Change in Control	—	—	—	—
Termination following Death or Disability	—	—	—	—

Name	Cash Severance Payments ($)(1)	Stock Awards ($)(2)	Health Care Benefits ($)(3)	Total ($)
James L. Brat
Termination Without Cause, for Good Reason or due to Company Non-Renewal	1,176,133	1,709,920	43,254	2,929,307
Termination Without Cause, for Good Reason or due to Company Non-Renewal After a Change in Control	1,545,775	1,994,247	43,254	3,583,276
Termination following Death or Disability	—	2,383,353	43,254	2,246,607

(1)
Represents (A) a multiple of the sum of (i) the executive’s base salary in effect as of the date of termination and (ii) the executive’s target annual bonus amount in effect as of the date of termination, and (B) the annual bonus earned by the executive for the fiscal year of termination, based on actual full-year performance, pro-rated to reflect the executive’s time of service for such fiscal year through the date of termination. The applicable multiple varies by executive and the applicable termination scenario. For additional details, see the section entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)
Our time-based restricted stock and performance-based restricted stock award agreements provide that if an executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, in each case within two years after a change in control, then the executive will become immediately vested in all of his time-based restricted stock shares and performance-based Target Shares, as applicable. The performance-based Additional Shares will vest based on actual performance through the date of the change of control.

Our time-based and performance-based restricted stock award agreements provide that if, after the first anniversary of the grant date, an executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become vested in a pro-rated number of shares, which will be determined based on the number of full months during the 36-month vesting period or performance period, as applicable, that the executive was employed by the Company (plus six additional months of service credit in the case of time-based restricted stock awards). With respect to performance-based restricted stock awards, the number of shares that will vest (subject to pro-ration as described in the preceding sentence), if any, will be determined following the end of the performance period based on actual performance. The award agreements also provide that if the executive dies or becomes disabled prior to the vesting of the units or shares, as applicable, then he will become immediately vested in all of his units or shares, as applicable (with respect to the performance-based restricted stock award, 100% of the Target Shares will vest).
(3)	Represents reimbursement of health care benefits coverage for 18 months.
(4)
As previously disclosed, Mr. Morgan retired as our Chief Financial Officer in May 2024, and as of December 31, 2024 had transitioned to a consultant to the Company. For a discussion of the payments and benefits he would have been entitled to receive had we terminated his consulting relationship without cause, please refer to the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table.”

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Lenehan, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We selected the median employee based on the aggregate number of full-time and part-time workers employed by the Company and its consolidated subsidiaries as of December 31, 2024 (i.e., 447). As of such date, 91% of our employees work at one of the Company’s consolidated subsidiaries that operates seven LongHorn Steakhouse restaurants located in the San Antonio, Texas area (the “Kerrow Restaurant Operating Business”). To identify the “median employee” from our employee population, we compared the amount of salary, wages and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2024 (excluding our CEO). We did not apply any cost-of-living adjustments as part of the calculation. The foregoing compensation measure was applied consistently to all our employees included in the calculation.
Based on these calculations, our median employee is one of our Kerrow Restaurant Operating Business employees. This employee is a part-time server and is paid on an hourly basis. The 2024 annual total compensation for our median employee (excluding our CEO), as determined based on SEC rules, was $20,619. The 2024 annual total compensation for our CEO, as determined based on SEC rules, was $4,616,714. The ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2024 is 224 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PAY VERSUS PERFORMANCE TABLE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024, and our financial performance for each such fiscal year as required by Item 402(v) of Regulation S-K. For more information on the Company’s pay philosophy and pay for performance, please see the Compensation Discussion & Analysis on p. 24.

Year	Summary Compensation Table Total for PEO(1)(2)(3)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non- PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income in thousands	Relative Stockholder Return(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2024	$4,616,714	$5,658,067	$1,481,834	$1,358,102	$114.11	$93.38	$100,595	70.1%
2023	$5,342,066	$4,031,813	$1,889,298	$1,557,658	$98.26	$122.84	$95,462	25.3%
2022	$3,629,462	$2,571,203	$1,298,087	$1,018,139	$110.91	$99.82	$97,908	71.5%
2021	$2,779,420	$1,916,694	$1,020,880	$803,582	$113.81	$132.23	$85,745	60.1%
2020	$3,277,517	$6,819,714	$1,388,110	$2,236,770	$111.64	$92.43	$77,567	90.4%

(1)	Amounts represent summary compensation total paid to our PEO.
(2)
Amounts outlined in this table represent “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs for the relevant SEC rules, which includes the following individuals for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	William H. Lenehan	Gerald R. Morgan, James L. Brat and Patrick Wernig
2023	William H. Lenehan	Gerald R. Morgan and James L. Brat
2022	William H. Lenehan	Gerald R. Morgan and James L. Brat
2021	William H. Lenehan	Gerald R. Morgan and James L. Brat
2020	William H. Lenehan	Gerald R. Morgan and James L. Brat

(3)
The following table set forth on the next page outlines information concerning the calculation of the adjustment between the Summary Compensation and Compensation Actually Paid for each of the applicable fiscal years.

(4)
Absolute TSR for fiscal years 2024, 2023, 2022, 2021, and 2020 reflected as a percentage, is equal to 14.1%, -1.7%,10.9%, 13.8% and 11.6%, respectively. Absolute TSR is one of the metrics we use in our long-term annual compensation program, as described in our Compensation Discussion & Analysis on p. 24.

(5)
For the relevant fiscal year, the peer group represents the cumulative TSR of the MSCI U.S. REIT Index, which differs from the comparison group of companies used in the “Relative Stockholder Return” column of this table as detailed below in footnote six.

(6)
Relative Stockholder Return is the Company’s Selected Measure for purposes of the SEC rules. Amounts shown in the table indicate the Company’s percentile ranking compared to the relative stockholder returns of the companies in a comparison group selected by the Compensation Committee, which differs from the peer group used in the column of this table titled “Peer Group Total Shareholder Return”. For more information on Relative Stockholder Return or RSR, please see our Compensation Discussion & Analysis on p. 24. While Relative Stockholder Return is the Company’s Selected Measure, absolute TSR comprises 50% of the award opportunity for performance based restricted stock awarded to NEOs and PEOs in relevant covered years.

2024
	PEO	Average non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable FY	$(2,942,778)	$(844,470)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	3,071,883	743,016
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	167,507	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	787,697	(12,116)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(42,956)	(10,162)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—
Total Adjustment	$1,041,353	$(123,732)

Relationship Between Financial Performance Measures
The line graphs below compare (i) the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with (ii) Total Shareholder Return and Peer Group Total Shareholder Return, (iii) our GAAP Net Income and (iv) Relative Stockholder Return, in each case for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024.

Reflects the Value of Initial Fixed $100 Investment Based On Total Shareholder Return and Peer Group Total Shareholder Return:

Pay Versus Performance Tabular List for fiscal year ended December 31, 2024
We believe the following performance measures represent the most important financial performance measures used by us in 2024 to link compensation actually paid to our PEO and NEOs for fiscal year ended December 31, 2024:
•	Absolute Total Rate of Return to Stockholders; and
•	Relative Stockholder Return.
For more information on compensation paid to NEOs, please see our Compensation Discussion & Analysis on p. 24.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information, as of December 31, 2024, with respect to equity compensation plans under which equity securities of the registrant are authorized for issuance.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	788,962(2)		1,431,588
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	788,962		1,431,588

(1)	Represents the 2015 Plan.
(2)	Includes shares subject to outstanding awards granted under our 2015 Plan as of December 31, 2024, assuming that outstanding performance-based awards are earned at “target” levels of performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 4, 2025 with respect to the beneficial ownership of our common stock by (i) each person who beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director or director nominee; (iii) each named executive officer listed in the table titled “2024 Summary Compensation Table” above; and (iv) all directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of restricted stock unit exercisable or vesting within 60 days after April 4, 2025 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
Unless otherwise indicated, the address for all persons named below is c/o Four Corners Property Trust, Inc., 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(1)
Beneficial holders of 5% or more of our common stock:
BlackRock, Inc.(2)	16,313,501	16.3%
FMR LLC(3)	12,044,312	12.0%
The Vanguard Group(4)	10,518,844	10.5%
State Street Corp(5)	5,757,447	5.8%
Victory Capital Management(6)	4,756,702	4.8%

Named Executive Officers, Directors and Director Nominees:
William H. Lenehan	687,324	*
Douglas B. Hansen	69,196	*
John S. Moody	61,391	*
Marran H. Ogilvie(7)	52,169	*
Charles L. Jemley(8)	35,039	*
Toni Steele(9)	21,948	*
Liz Tennican(10)	21,948	*
Barbara Jesuele(11)	11,338	*
James L. Brat	123,344	*
Patrick L. Wernig	131,610
All current executive officers and directors as a group (10 persons)	1,215,307	1.2%

*	Less than one percent (1%).
(1)	The percentage of beneficial ownership shown in the following table is based on 99,972,006 outstanding shares of common stock as of April 4, 2025.
(2)
Based solely on an amendment to Schedule 13G filed with the SEC on November 8, 2024. BlackRock, Inc. has sole dispositive power with respect to 16,313,501 shares and sole voting power with respect to 16,025,148 shares. BlackRock, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
Based solely on an amendment to Schedule 13G filed with the SEC on February 12, 2025. FMR LLC has sole dispositive power with respect to 12,044,312 shares and sole voting power with respect to 11,703,949 shares. FMR LLC has indicated that it filed Schedule 13G on behalf of the following subsidiaries: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Diversifying Solutions LLC, Fidelity Management & Research Company LLC, and Strategic Advisers LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)
Based solely on an amendment to Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power with respect to 145,390 shares, sole dispositive power with respect to 10,278,837 shares, and shared dispositive power with respect to 240,007 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based solely on an amendment to Schedule 13G filed with the SEC on January 30, 2024. State Street Corporation has shared dispositive power with respect to 5,748,847 shares, and shared voting power with respect to 4,626,547 shares. State Street Corporation has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Europe Limited, and State Street Global Advisors Trust Company. The address of State Street Corporation is 1 Congress Street, Suite 1, Boston, MA 02114-2016.

(6)
Based solely on an amendment to Schedule 13G filed with the SEC on February 6, 2024. Victory Capital Management Inc. has sole voting power on 4,756,702 shares and sole dispositive power on 4,778,677 shares. The address of Victory Capital Management, Inc. is 4900 Tiedeman Rd, 4th Floor, Brooklyn, OH 44144.

(7)
Includes 39,924 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Ogilvie has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy.

(8)
Includes 28,665 vested RSUs (together with their respective vested Dividend Equivalent Units) that Mr. Jemley has elected to defer payment of until his separation from service with the Board in accordance with the Company’s director compensation policy.

(9)
Includes 16,901 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Steele has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy.

(10)
Includes 16,901 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Tennican has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy.

(11)
Includes 6,291 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Jesuele has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Party Transactions
Our Board has adopted a policy regarding the approval of any “interested transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $50,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. The Board will take into account, among other facts and circumstances it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our policy requires any director who may be interested in an interested transaction to recuse himself or herself from any consideration of such transaction. If an interested transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the related party.
In 2024, the Company had no related party transactions that exceeded the “interested transaction” threshold.
MISCELLANEOUS
Stockholder Proposals and Nominations
Any proposal of a stockholder intended to be included in our proxy statement for the 2026 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than December 18, 2025, unless the date of our 2026 Annual Meeting of Stockholders is more than 30 days before or after June 5, 2026, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our General Counsel and Secretary, at 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2026.
A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2026 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 6 and Section 7 of Article II of our bylaws. Pursuant to Section 6 and Section 7 of Article II of our bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than March 7, 2026, nor earlier than February 5, 2026. However, in the event that the 2026 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2026 Annual Meeting of Stockholders, notice by the stockholder to be timely must be received not less than the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which such notice of the date of the annual meeting was mailed or the first public disclosure of the date of the annual meeting was made, whichever occurs first. A copy of our bylaws can be obtained from our General Counsel and Secretary, at 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.
Householding
Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials were delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our General Counsel and Secretary, in writing, at 591 Redwood Highway, Suite 3215, Mill Valley, California 94941, or by telephone at 415-965-8030.
Other Matters
We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors

JAMES L. BRAT
Chief Operations Officer, General Counsel and Secretary

Dated: April 17, 2025
Mill Valley, California

ANNEX A
Supplemental Financial Measures
The following table presents a reconciliation of GAAP net income to Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”) for the years ended December 31, 2024 and 2023.
Four Corners Property Trust
FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)

	Twelve Months Ended December 31,
	2024	2023
Funds from operations (FFO):
Net income	$100,595	$95,462
Depreciation and amortization	54,372	50,592
Realized gain on sales of real estate	—	(2,341)
FFO (as defined by NAREIT)	$154,967	$143,713
Straight-line rental revenue	(3,810)	(5,523)
Deferred income tax benefit(1)	(200)	(259)
Stock-based compensation	6,987	6,271
Non-cash amortization of deferred financing costs	2,597	2,311
Non-real estate investment depreciation	142	139
Other non-cash revenue adjustments	2,072	2,061
Adjusted Funds from Operations (AFFO)	$162,755	$148,713

Fully diluted shares outstanding(2)	94,179,057	88,861,587

FFO per diluted share	$1.65	$1.62

AFFO per diluted share	$1.73	$1.67

(1)	Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2)	Assumes the issuance of common shares for OP units held by non-controlling interest
Non-GAAP Definitions
The certain non-GAAP financial measures included above management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other REITs and therefore may not be comparable. The non-GAAP measures should not be considered an alternative to net income as an indicator of our performance and should be considered only a supplement to net income, and to cash flows from operating, investing or financing activities as a measure of profitability and/or liquidity, computed in accordance with U.S. GAAP.
FFO is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the NAREIT. FFO represents net income (loss) computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We also omit the tax impact of non-FFO producing activities from FFO determined in accordance with the NAREIT definition.
Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure
A-1

that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any U.S. GAAP measure, including net income.
Adjusted Funds from Operations is a non-U.S. GAAP measure that is used as a supplemental operating measure specifically for comparing year-over-year ability to fund dividend distribution from operating activities. AFFO is used by us as a basis to address our ability to fund our dividend payments. We calculate AFFO by adding to or subtracting from FFO:
1.	Transaction costs incurred in connection with business combinations
2.	Straight-line rent
3.	Stock-based compensation expense
4.	Non-cash amortization of deferred financing costs
5.	Other non-cash interest expense (income)
6.	Non-real estate investment depreciation
7.	Merger, restructuring and other related costs
8.	Impairment charges
9.	Other non-cash revenue adjustments, including amortization of above and below market leases and lease incentives
10.	Amortization of capitalized leasing costs
11.	Debt extinguishment gains and losses
12.	Non-cash expense (income) adjustments related to deferred tax benefits
AFFO is not intended to represent cash flow from operations for the period, and is only intended to provide an additional measure of performance by adjusting the effect of certain items noted above included in FFO. AFFO is a widely reported measure by other REITs; however, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.
A-2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FCPT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71348-P25971

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOUR CORNERS PROPERTY TRUST, INC.

The Board of Directors recommends you vote FOR each of the seven director nominees set forth in Proposal 1:

Nominees:	For	Against	Abstain
1a. William H. Lenehan	☐	☐	☐
1b. Douglas B. Hansen	☐	☐	☐
1c. Charles L. Jemley	☐	☐	☐
1d. Barbara Jesuele	☐	☐	☐
1e. Marran H. Ogilvie	☐	☐	☐
1f. Toni Steele	☐	☐	☐
1g. Liz Tennican	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V71349-P25971

FOUR CORNERS PROPERTY TRUST, INC.
Annual Meeting of Stockholders
June 5, 2025 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Four Corners Property Trust, Inc. (the "Company") acknowledges receipt of a copy of the proxy statement for the Company's 2025 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) James L. Brat, as proxy, for the undersigned, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FOUR CORNERS PROPERTY TRUST, INC. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M., Pacific Time on June 5, 2025, at www.virtualshareholdermeeting.com/FCPT2025, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting. The Annual Meeting will be conducted as a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/FCPT2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxies upon such other matters as may properly come before the meeting.

Continued and to be signed on reverse side